Product Supplement No. CLN-1 (To Prospectus dated November 4, 2016 and Series A Prospectus Supplement dated November 4, 2016) December 19, 2016	Filed Pursuant to Rule 424(b)(5) Registration Statement No. 333-213265

BofA Finance LLC

Commodity-Linked Notes

Fully and Unconditionally Guaranteed by Bank of America Corporation

This product supplement sets forth terms that will apply generally to the notes offered by this product supplement, which we refer to as the “Notes.”

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The Notes are unsecured senior notes issued by BofA Finance LLC (the “issuer”), a direct, wholly-owned subsidiary of Bank of America Corporation (the “Guarantor”). All payments due on the Notes are fully and unconditionally guaranteed by Guarantor. All payments due on the Notes, including interest payments and any repayment of principal, will be subject to the credit risk of BofA Finance LLC, as issuer of the Notes, and the credit risk of Bank of America Corporation, as guarantor of the Notes.

•	The Notes are not principal protected. As a result, you may receive at maturity a payment that is less, and possibly significantly less, than the amount you invested in the Notes.

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This product supplement describes the general terms of the Notes and the general manner in which they may be offered and sold. For each offering of the Notes, we will provide you with a pricing supplement (which we may refer to as a “term sheet”) that will describe the specific terms of that offering. The term sheet will identify any additions or changes to the terms specified in this product supplement.

•	The term sheet will also identify the “Reference Asset,” which will be one of the commodity-based indices or strategies described in this product supplement or in the applicable term sheet.

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Interest will accrue on the Notes at the floating rate specified in the applicable term sheet. The floating interest rate determined on any Interest Determination Date (as defined below) will not be less than 0.00% per annum. Unless otherwise specified in that term sheet, and unless the Notes are redeemed on an earlier date, interest will be payable only at maturity.

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If the Notes have not been redeemed prior to the maturity date specified in the applicable term sheet (the “Stated Maturity Date”), at maturity, in addition to accrued and unpaid interest, you will receive a cash payment based primarily upon the direction of and percentage change in the level of the applicable Reference Asset from the Starting Value to the Ending Value (each as defined below), calculated as described in this product supplement (the “Redemption Amount”). If specified in the applicable term sheet, the Notes may be “bear Notes,” which may pay a Redemption Amount in excess of their principal amount if the level of the Reference Asset decreases from the Starting Value to the Ending Value, and which will pay a Redemption Amount less than their principal amount if the level of the Reference Asset increases above the Starting Value. Except where otherwise specifically provided in this product supplement, all references in this product supplement to the “Notes” shall be deemed to include a reference to bear Notes.

•	In the case of the Notes, unless the applicable term sheet provides otherwise, you will receive at maturity, for each $1,000 in principal amount of the Notes:

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a Redemption Amount equal to the product of (i) $1,000 and (ii) one plus the product of (A) the percentage increase in the level of the Reference Asset from the Starting Value to the Ending Value minus the Investor Fee minus the Treasury Rate Charge (each as defined below), if applicable, and (B) the Leverage Factor (as defined below).

•	You will also receive accrued and unpaid interest on the Notes through the Stated Maturity Date.

•	In the case of bear Notes, unless the applicable term sheet provides otherwise, you will receive at maturity, for each $1,000 in principal amount of the bear Notes:

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a Redemption Amount equal to the product of (i) $1,000 and (ii) one plus the product of (A) percentage decrease in the level of the Reference Asset from the Starting Value to the Ending Value (where a decrease is expressed as a positive percentage and an increase is expressed as a negative percentage) minus the Investor Fee minus the Treasury Rate Charge, if applicable, and (B) the Leverage Factor.

•	You will also receive accrued and unpaid interest on the bear Notes through the Stated Maturity Date.

•	The Investor Fee and the Leverage Factor will be specified in the applicable term sheet. The applicable term sheet will also specify if a Treasury Rate Charge is applicable to your Notes.

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The Notes will be subject to redemption at the option of the holders at any time on or after the initial Optional Redemption Date specified in the applicable term sheet (the “Initial Optional Redemption Date”) and before the fifth scheduled Reference Asset Business Day (as defined below) prior to the Stated Maturity Date, upon written notice to the Trustee (as defined below), as described in more detail in this product supplement. The minimum redemption amount must be in units of $100,000 and integral multiples of $100,000 in excess of $100,000. If you elect to redeem your Notes, you will receive the Early Redemption Amount calculated as described in this product supplement.

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If on any date before the fifth scheduled Reference Asset Business Day prior to the Stated Maturity Date, the closing level of the Reference Asset is equal to or less than the Lower Mandatory Redemption Trigger Level, if applicable, or equal to or greater than the Upper Mandatory Redemption Trigger Level (each as defined below), if applicable, specified in the applicable term sheet, the Notes will be automatically redeemed on the fifth business day following the Valuation Date (as defined below). If automatically redeemed, we will pay the Early Redemption Amount to the holders of the Notes on the Mandatory Redemption Date (as defined below).

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The Notes will be issued in minimum denominations of $100,000 and integral multiples of $100,000 in excess of $100,000. Each Note will have a public offering price as set forth in the applicable term sheet (the “Original Offering Price”).

•	Unless otherwise specified in the applicable term sheet, we will not list the Notes on any securities exchange or quotation system.

•	One or more of our affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), may act as our selling agents to offer the Notes.

The Notes and the related guarantee of the Notes by the Guarantor are unsecured and are not savings accounts, deposits, or other obligations of a bank. The Notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency and involve investment risks. Potential purchasers of the Notes should consider the information in “Risk Factors” beginning on page S-8 of this product supplement, page S-4 of the accompanying Series A prospectus supplement and page 7 of the accompanying prospectus. You may lose some or all of your investment in the Notes.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

BofA Merrill Lynch

The issuer and the Guarantor have not authorized anyone to provide any information other than that contained or incorporated by reference in the relevant term sheet, this product supplement, the prospectus supplement or the prospectus with respect to the Notes offered by the relevant pricing supplement and with respect to the issuer and the Guarantor. The issuer and the Guarantor take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The relevant term sheet, together with this product supplement, the prospectus supplement and the prospectus, will contain the terms of the Notes and will supersede all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of the issuer. The information in each of the relevant term sheet, this product supplement, the prospectus supplement and the prospectus may be accurate only as of the date of that document.

The Notes are not appropriate for all investors and involve a number of risks and important legal and tax consequences that should be discussed with your professional advisers. You should be aware that the regulations of Financial Industry Regulatory Authority, Inc., or “FINRA,” and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the Notes. The relevant term sheet, this product supplement, the prospectus supplement and the prospectus do not constitute an offer to sell or a solicitation of an offer to buy the Notes under any circumstances in which that offer or solicitation is unlawful.

SUMMARY

This product supplement relates only to the Notes and does not relate to any underlying asset that comprises the Reference Asset described in any term sheet. This summary highlights selected information from the prospectus, the prospectus supplement, and this product supplement to help you understand the Notes. You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet, to understand fully the terms of your Notes, as well as the tax and other considerations important to you in making a decision about whether to invest in any Notes. In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the Notes, to determine whether an investment in the Notes is appropriate for you. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any Notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and the prospectus, as well as the applicable term sheet. You should rely only on the information contained in those documents. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. None of us, the Guarantor or any selling agent is making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, is accurate only as of the date on their respective front covers.

Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to BofA Finance LLC, and not to Bank of America Corporation (or any other affiliate of ours).

Issuer:	BofA Finance LLC

Guarantor:	Bank of America Corporation

Notes Offered:

The Notes are unsecured senior debt securities issued by BofA Finance LLC, and are not guaranteed or insured by the FDIC. Payments on the Notes are fully and unconditionally guaranteed by Bank of America Corporation. The Notes will rank equally with all of the issuer’s other unsecured senior debt. The guarantee of the Notes will rank equally with all other unsecured senior obligations of the Guarantor. All payments due on the Notes, including interest payments and any repayment of principal, are subject to the credit risk of BofA Finance LLC, as issuer of the Notes, and the credit risk of Bank of America Corporation, as guarantor of the Notes.

Each issue of the Notes will mature on the date set forth in the applicable term sheet, unless they are redeemed on an earlier date. The Notes are not principal protected.

The Notes are designed for investors who are seeking exposure that may be leveraged based on the performance of a specific Reference Asset and who anticipate that the level of the Reference Asset will increase (or, in the case of bear Notes, decrease) from the Starting Value to the Ending Value. Investors in the Notes must be willing to bear the risk of loss of all or substantially all of their investment.

Aggregate Principal Amount:	The amount of the Notes which may be issued as part of a series is not limited. The aggregate principal amount of each issue of the Notes will be set forth in the applicable term sheet.

Denominations:	The Notes will be issued in minimum denominations of $100,000 and integral multiples of $100,000 in excess of $100,000.

Issue Date:	The Notes will be issued on the date set forth in the applicable term sheet.

Stated Maturity Date:	The Notes will mature on the date set forth in the applicable term sheet. The Stated Maturity Date cannot be postponed if a Market Disruption Event (as defined below) occurs. See the section entitled “Description of the Notes—Market Disruption Events.”

The Reference Asset:	The Reference Asset applicable to your Notes will be specified in the applicable term sheet and may be one of the commodity-based indices or strategies described in the section “The Reference Asset.”

Payment at Maturity:

If the Notes have not been redeemed prior to the Stated Maturity Date, at maturity, you will be entitled to receive:

(i) a cash payment for each $1,000 in principal amount of the Notes (the “Redemption Amount”) equal to the product of $1,000 and provided that in no case will this amount be less than zero; and

(ii) You will also receive accrued and unpaid interest on the Notes through the Stated Maturity Date.

If the Notes are bear Notes, if the bear Notes have not been redeemed prior to the Stated Maturity Date, at maturity, for each $1,000 in principal amount of the Notes you will be entitled to receive a Redemption Amount equal to:

(i) the product of $1,000 and

provided that in no case will this amount be less than zero; and

(ii) You will also receive accrued and unpaid interest on the bear Notes through the Stated Maturity Date.

You will receive at maturity a Redemption Amount that is less than the principal amount of your Notes if the Ending Value is less than the Starting

Value (or, in the case of bear Notes, the Ending Value is greater than the Starting Value). The Redemption Amount will also be less than the principal amount, if the Ending Value is greater than (or, in the case of bear Notes, less than) the Starting Value, but not by a percentage that is sufficient to offset the deduction of the Investor Fee and the Treasury Rate Charge, if applicable. In each case, the amount of your loss will be determined primarily in proportion to the decrease in the level of the Reference Asset from the Starting Value to the Ending Value (or, in the case of bear Notes, the increase in the level of the Reference Asset from the Starting Value to the Ending Value).

As a result, you may lose all or a substantial portion of the amount that you invested to purchase the Notes. Further, if you sell your Notes prior to maturity, you may find that the market value of the Notes is less than the Original Offering Price.

The “Starting Value” will be the closing level of the Reference Asset on the date the Notes are priced for initial sale to the public (the “pricing date”), as determined by the Calculation Agent (as defined below). However, if a Market Disruption Event occurs on the pricing date, then the Calculation Agent will determine the Starting Value as set forth in the section “Description of the Notes—Market Disruption Events.”

The “Ending Value” will be the closing level of the Reference Asset on the Valuation Date. In the event that a Market Disruption Event occurs and is continuing on the Valuation Date, or if certain other events occur, the Calculation Agent will determine the Ending Value as set forth in the section “Description of the Notes—Market Disruption Events.”

The “Leverage Factor,” which may be greater than or equal to one, represents the extent to which the performance of the Notes is affected by the performance of the Reference Asset. The Leverage Factor will be specified in the applicable term sheet.

The “Investor Fee” will be an amount, expressed as a percentage, equal to the greater of (a) a fixed amount specified in the applicable term sheet, and (b) an amount that will accrue at the per annum rate specified in the applicable term sheet, and will accrete daily (at the specified rate divided by 365) from and including the pricing date to but excluding the Valuation Date.

The “Treasury Rate Charge,” if applicable, will be a charge accruing at a per annum rate equal to the then applicable U.S. Treasury Bill Auction Rate (as defined below) with a maturity of three months from and including the pricing date to but excluding the Valuation Date. The Treasury Rate Charge will be calculated as described under “Description of the Notes—Payment at Maturity.”

The “Valuation Date” with respect to (i) the Redemption Amount payable on the Stated Maturity Date will be the fifth scheduled Reference Asset Business Day immediately preceding the Stated Maturity Date and (ii) the Early Redemption Amount payable on the Optional Redemption Date, the Mandatory Redemption Date, or the Commodity Redemption Date, as applicable, will be the date described below under “Description of the Notes—Optional Redemption,” “—Mandatory Redemption,” and “—Commodity Hedging Disruption Event Redemption.” In the event that a Market Disruption Event occurs and is continuing on a Valuation Date, or if certain other events occur, the Calculation Agent will determine the Ending Value as set forth in the section “Description of the Notes—Market Disruption Events.”

Interest:

The Notes will accrue interest at a floating rate per annum calculated by reference to the Interest Rate Basis (as defined below) specified in the applicable term sheet, plus or minus a Spread (as defined below), calculated on the principal amount of the Notes, all as more fully described under “Description of the Notes—Interest.” The floating interest rate determined on any Interest Determination Date will not be less than 0.00% per annum. The floating rate will reset on each Interest Reset Date (as defined below), commencing on the initial Interest Reset Date, as specified in the applicable term sheet.

Unless otherwise specified in the applicable term sheet, and unless the Notes are redeemed on an earlier date, interest will be payable only at maturity.

Optional Redemption by the Holder:

Holders may elect to redeem their Notes by giving an irrevocable written notice to the Trustee at any time on or after the Initial Optional Redemption Date and before the fifth scheduled Reference Asset Business Day prior to the Stated Maturity Date. We refer to the date on which an optional redemption occurs as the “Optional Redemption Date,” which will be the date that is five business days after notice is received if the notice is received by the Trustee by 11:00 AM (New York City time) and will be the date that is six business days after notice is received if the notice is received by the Trustee after 11:00 AM (New York City time).

On any Optional Redemption Date, holders who have elected to redeem their Notes will receive a cash payment equal to the “Early Redemption Amount,” calculated as described in the section “Description of the Notes—Optional Redemption.”

Mandatory Redemption:

If on any date before the fifth scheduled Reference Asset Business Day prior to the Stated Maturity Date, the closing level of the Reference Asset is equal to or less than the Lower Mandatory Redemption Trigger Level, if applicable, or equal to or greater than the Upper Mandatory Redemption Trigger Level, if applicable, we will redeem the Notes on the fifth business day following the Valuation Date (the “Mandatory Redemption Date”). If the Notes are subject to mandatory redemption, we will pay the holders of the Notes the Early Redemption Amount on the Mandatory Redemption Date. See the section “Description of the Notes—Mandatory Redemption.”

The “Lower Mandatory Redemption Trigger Level” and the “Upper Mandatory Redemption Trigger Level” will be a percentage of the Starting Value, and, if applicable, will be specified in the applicable term sheet.

Optional Redemption by the Issuer due to a Commodity Hedging Disruption Event:	If a Commodity Hedging Disruption Event (as defined below) occurs, we will have the right, but not the obligation, to redeem the Notes (in whole, and not in part) by providing written notice of our election to redeem the Notes to the Trustee, as promptly as possible and in no event later than two London business days following the day on which the Commodity Hedging Disruption Event has occurred. If we redeem the Notes, we will pay the holders of the Notes the Early Redemption Amount on the Commodity Redemption Date (as defined below). See the section “Description of the Notes—Commodity Hedging Disruption Event Redemption.”

Same-Day Settlement and Payment:	The Notes will be delivered in book-entry form only through The Depository Trust Company (“DTC”), the registered holder of the Notes, against payment by purchasers in immediately available funds. See the section “Description of the Notes—Same-Day Settlement and Payment.”

Calculation Agent:	The Calculation Agent will make all the determinations associated with the Notes, such as determining the Starting Value, the Ending Value, the amount of interest payable on the Notes, and the Redemption Amount or the Early Redemption Amount, as applicable. Unless otherwise set forth in the applicable term sheet, we will appoint our affiliate, Merrill Lynch Commodities, Inc. (“MLCI”), or one of our other affiliates, to act as the Calculation Agent for the Notes. See the section entitled “Description of the Notes—Role of the Calculation Agent.”

Selling Agents:

One or more of our affiliates, including MLPF&S, will act as our selling agents in connection with each offering of the Notes and will receive a commission or an underwriting discount based on the number of units of the Notes sold. None of the selling agents is your fiduciary or advisor solely as a result of the making of any offering of the Notes, and you should not rely upon this product supplement or the applicable term sheet as investment advice or a recommendation to purchase any Notes. You should make your own investment decision regarding the Notes after consulting with your legal, tax, and other advisors.

We have registered the Notes with the SEC in the United States. However, we will not register the Notes for public distribution in any jurisdiction other than the United States. The selling agents may solicit offers to purchase the Notes from non-U.S. investors in reliance on available private placement exemptions. See the section entitled “Supplemental Plan of Distribution—Selling Restrictions” in the prospectus supplement.

No Listing:	Unless otherwise specified in the applicable term sheet, we will not list the Notes on any securities exchange or quotation system.

ERISA Considerations:	See “ERISA Considerations” beginning on page 73 of the accompanying prospectus.

Trustee:	The Bank of New York Mellon Trust Company, N.A.

Risk Factors:	An investment in the Notes is subject to risk. The Notes are not principal protected. Please refer to the section entitled “Risk Factors” beginning on the following page of this product supplement, page S-4 of the prospectus supplement, and page 7 of the prospectus. If the applicable term sheet sets forth any additional risk factors, you should read those carefully before purchasing any of the Notes.

RISK FACTORS

Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general.

General Risks Relating to the Notes

Your investment may result in a loss; there is no guaranteed return of principal. The Notes are not principal protected. There is no fixed repayment amount of principal on the Notes at maturity or an early redemption. If the Notes are not redeemed prior to the Stated Maturity Date, the amount payable on the Notes at maturity will depend primarily on the percentage change in the level of the Reference Asset from the Starting Value to the Ending Value. If the Ending Value is less than (or, in the case of bear Notes, greater than) the Starting Value, then the Redemption Amount will be less than the principal amount of the Notes. The Redemption Amount will also be less than the principal amount if the Ending Value is greater than (or, in the case of bear Notes, less than) the Starting Value, but not by a percentage that is sufficient to offset the deduction of the Investor Fee and the Treasury Rate Charge, if applicable.

In addition, if the Notes are subject to mandatory redemption, or we elect to redeem the Notes due to a Commodity Hedging Disruption Event or you elect to redeem your Notes prior to the Stated Maturity Date, you will receive the Early Redemption Amount, which may be less than the Original Offering Price.

In the case of Notes with a Leverage Factor that is greater than one, the Redemption Amount or the Early Redemption Amount, as applicable, may be significantly less than the principal amount of the Notes. As a result, you may lose all or a substantial portion of your investment.

The leveraged nature of the Notes may significantly increase the volatility of their value, and will significantly increase the loss in the value of the Notes attributable to any change in the level of the Reference Asset. In the case of Notes with a Leverage Factor that is greater than one, the Notes will participate in the performance of the Reference Asset on a leveraged basis. As a result, this leverage will significantly decrease the value of the Notes due to any decrease (or, in the case of bear Notes, increase) in the level of the Reference Asset. In addition, the impact of the reduction of the amount payable on the Notes resulting from the Investor Fee and the Treasury Rate Charge, if applicable, will be leveraged. As a result, you may lose all or a substantial portion of your investment.

Your return on the Notes may be less than the return on a conventional debt security of comparable maturity. Depending upon the terms of your Notes, any return that you receive on the Notes, which could be negative, may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Your investment return may be less than a comparable investment directly in the Reference Asset or the components included in the Reference Asset. The appreciation potential of the Notes will be reduced by the Investor Fee and the Treasury Rate Charge, if applicable. Your Notes also may be subject to mandatory redemption if the closing level of the

Reference Asset is equal to or greater than the Upper Mandatory Redemption Trigger Level, if applicable, or equal to or less than the Lower Mandatory Redemption Trigger Level, if applicable. In contrast, a direct investment in the Reference Asset or the components of the Reference Asset would allow you to receive the full benefit of any appreciation or depreciation, as applicable, in the value of those components.

Payments on the Notes are subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the Notes. The Notes are our senior unsecured debt securities, the payment on which will be fully and unconditionally guaranteed by the Guarantor. The Notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of interest on the Notes and the Redemption Amount at maturity or the Early Redemption Amount upon an optional redemption or a mandatory redemption is dependent upon our ability and the ability of the Guarantor to repay our obligations under the Notes on the applicable payment date, regardless of whether the Reference Asset increases (or, in the case of bear Notes, decreases) from the Starting Value. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be on any payment date. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amounts payable under the terms of the Notes.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Stated Maturity Date may adversely affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the level of the Reference Asset, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Notes.

We are a finance subsidiary and, as such, will have limited assets and operations. We are a finance subsidiary of Bank of America Corporation and will have no assets, operations or revenues other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor. As a finance subsidiary, to meet our obligations under the Notes, we are dependent upon payment or contribution of funds and/or repayment of outstanding loans from the Guarantor and/or its other subsidiaries. Therefore, our ability to make payments on the Notes may be limited. In addition, we will have no independent assets available for distributions to holders of the Notes if they make claims in respect of the Notes in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders may be limited to those available under the related guarantee by the Guarantor, and that guarantee will rank equally with all other unsecured senior obligations of the Guarantor.

The Guarantor’s obligations under its guarantee of the Notes will be structurally subordinated to liabilities of the Guarantor’s subsidiaries. Because the Guarantor is a holding company, its ability to make payments under its guarantee of our payment obligations on the Notes depends upon the Guarantor’s receipt from its subsidiaries of distributions, advances and other payments. In addition, the Guarantor’s right to participate in any distribution of assets of any of its subsidiaries upon that subsidiary’s bankruptcy, insolvency, liquidation, reorganization or similar proceeding is subject to the prior claims of creditors of that subsidiary, except to the extent the Guarantor may itself be recognized as a creditor of that subsidiary. As a result, the Guarantor’s obligations under its guarantee of the Notes will be structurally subordinated to all existing and future claims of creditors of its subsidiaries, and claimants should look only to the assets of the Guarantor for payments under its guarantee of the Notes.

The Notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance LLC or the Guarantor; events of bankruptcy or insolvency or resolution proceedings relating to the Guarantor and covenant breach by the Guarantor will not constitute an event of default with respect to the Notes. The Notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance LLC or the Guarantor. In addition, events of bankruptcy or insolvency or resolution or similar proceedings relating to the Guarantor will not constitute an event of default with respect to the Notes. Furthermore, it will not constitute an event of default with respect to the Notes if the guarantee by the Guarantor ceases to be in full force and effect for any reason. Therefore, events of bankruptcy or insolvency or resolution or similar proceedings relating to the Guarantor (in the absence of any such event occurring with respect to us) will not permit the Notes to be declared due and payable. In addition, a breach of a covenant by the Guarantor (including, for example, a breach of the Guarantor’s covenants with respect to mergers or the sale of all or substantially all its assets), will not permit the Notes to be declared due and payable. The value you receive on the Notes may be significantly less than what you otherwise would have received had the Notes been declared due and payable immediately upon certain events of bankruptcy or insolvency or resolution or similar proceedings relating to the Guarantor or the breach of a covenant by the Guarantor or upon the Guarantor’s guarantee ceasing to be in full force and effect.

You must rely on your own evaluation of the merits of an investment linked to the applicable Reference Asset. In the ordinary course of businesses, our affiliates may have expressed views on expected movements in the Reference Asset or the components of the Reference Asset, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to the Reference Asset may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Reference Asset or its components from multiple sources, and you should not rely on the views expressed by our affiliates.

We may redeem the Notes if a Commodity Hedging Disruption Event occurs. Commodity futures contracts are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability or the ability of any of our affiliates to hedge our obligations under the Notes. These restrictions, including the adoption of, or a change in, laws, regulations, rules, or orders applicable to us or our counterparties, may cause us or any of our affiliates to be unable to effect transactions necessary to hedge our obligations under the Notes, in which case we may, in our sole and absolute discretion, redeem the Notes by paying holders the Early Redemption Amount. If we redeem the Notes due to a Commodity Hedging Disruption Event, your investment may result in a loss and you may not be able to reinvest your money in an investment with a comparable yield at maturity. See “Description of the Notes—Commodity Hedging Disruption Event Redemption” for further information.

We have included in the terms of the Notes the costs of developing, hedging, and distributing them, and the price, if any, at which you may sell the Notes in any secondary market transaction will likely be lower than the Original Offering Price due to, among other things, the inclusion of these costs. In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, a number of factors are taken into account. Among these factors are certain costs associated with developing, hedging, and offering the Notes.

Assuming there is no change in the level of the Reference Asset and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your Notes in a secondary market transaction is expected to be lower than the applicable Original Offering Price due to, among other things, the inclusion of these costs and the costs of unwinding any related hedging.

The quoted price of any of our affiliates for the Notes could be higher or lower than the applicable Original Offering Price.

The Notes will not be listed and we cannot assure you that a trading market for the Notes will ever develop or be maintained. Unless otherwise set forth in the applicable term sheet, we will not list the Notes on any securities exchange. The development of a trading market for the Notes will depend on various factors, including the financial performance of us and the Guarantor and changes in the level of the Reference Asset. The number of potential buyers of the Notes in any secondary market may be limited. We anticipate that one or more of the selling agents will act as a market-maker for the Notes that it offers, but none of them is required to do so. Any such selling agent may discontinue its market-making activities as to any issues of the Notes at any time. To the extent that a selling agent engages in any market-making activities, it may bid for or offer any issue of the Notes. Any price at which a selling agent may bid for, offer, purchase, or sell any Notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may adversely affect the prices, if any, at which those Notes might otherwise trade in the market.

In addition, if at any time the applicable selling agent were to cease acting as a market-maker as to any issue of the Notes, it is likely that there would be significantly less liquidity in the secondary market. In that case, the price at which those Notes could be sold likely would be lower than if an active market existed.

The amount that you receive at maturity or upon an early redemption will not reflect changes in the level of the Reference Asset other than on the applicable Valuation Date. The levels of the Reference Asset during the term of the Notes other than on the applicable Valuation Date will not be reflected in the calculation of the Redemption Amount at maturity or the Early Redemption Amount upon an optional redemption or a mandatory redemption, as applicable. The Calculation Agent will calculate the Redemption Amount or the Early Redemption Amount, as applicable, by comparing only the Starting Value to the Ending Value. No other levels of the Reference Asset will be taken into account. As a result, you may receive a Redemption Amount or Early Redemption Amount, as applicable, that is less than the Original Offering Price of your Notes, even if the level of the Reference Asset has increased (or, in the case of bear Notes, decreased) after the pricing date at certain times during the term of the Notes.

In addition, if the closing level of the Reference Asset is equal to or less than the Lower Mandatory Redemption Trigger Level, if applicable, or equal to or greater than the Upper Mandatory Redemption Trigger Level, if applicable, the Notes will be automatically redeemed, and your investment in the Notes may result in a loss of all or part of your initial investment. This will be the case even if the level of the Reference Asset had previously increased (or, in the case of bear Notes, decreased) after the pricing date at certain times during the term of the Notes.

Exchange rate movements may impact the value of the Notes. The Notes will be denominated in U.S. dollars. If the value of a Reference Asset component is traded in a currency other than U.S. dollars and, for purposes of the Reference Asset, is converted into U.S. dollars or another currency, then the Redemption Amount or Early Redemption Amount, as applicable, may depend in part on the relevant exchange rates. If the value of the U.S.

dollar increases (or, in the case of bear Notes, decreases) against the currencies of that Reference Asset or its components, the level of the Reference Asset or the value of its components may be adversely affected and the Redemption Amount or Early Redemption Amount, as applicable, may be reduced. Unless otherwise stated in the applicable term sheet, the Redemption Amount or the Early Redemption Amount will not be adjusted as a result of changes in the applicable exchange rates between those currencies and the U.S. dollar. Exchange rate movements may be particularly impacted by existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments, and the extent of governmental surpluses or deficits in the countries relevant to the applicable Reference Asset and its components and the United States. All of these factors are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments of those countries and the United States and other countries important to international trade and finance.

If you attempt to sell your Notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the Original Offering Price. You may sell your Notes if you wish to liquidate your investment in the Notes prior to maturity. At that time, there may be an illiquid market for the Notes or no market at all. Even if you were able to sell your Notes, there are many factors outside of our control that may adversely affect their market value, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the Notes from a change in a specific factor, assuming all other conditions remain constant.

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Level of the Reference Asset. Because the Redemption Amount is determined by reference to the closing level of the Reference Asset on the applicable Valuation Date, we anticipate that the market value of the Notes at any time will depend to a significant extent on the level of the Reference Asset. The level of the Reference Asset will be influenced by complex and interrelated political, economic, financial, and other factors that affect the capital markets generally, the markets on which the commodities of the Reference Asset are traded, and the market segments of which these assets are a part. Even if the level of the Reference Asset increases (or, in the case of bear Notes, decreases) after the pricing date, if you are able to sell your Notes before their Stated Maturity Date, you may receive substantially less than the amount that would be payable at maturity based on that level because of the anticipation that the level of the Reference Asset will continue to fluctuate until the Ending Level is determined. If you sell your Notes when the level of the Reference Asset is less than, or not sufficiently above the applicable Starting Value (or, in the case of bear Notes, is greater than, or not sufficiently less than the Starting Value), then you may receive less than the Original Offering Price of your Notes. In general, the market value of the Notes will decrease as the level of the Reference Asset decreases, and increase as the level of the Reference Asset increases, while the reverse will be the case as to bear Notes. However, as the level of the Reference Asset increases or decreases, the market value of the Notes is not expected to increase or decrease at the same rate.

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Volatility of the Reference Asset. Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the Reference Asset during the term of your Notes may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the Notes. Increases or decreases in the volatility of the Reference Asset may have an adverse impact on the market value of the Notes.

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Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect commodities markets generally, may adversely affect the level of the Reference Asset and the value of the Notes. If the Reference Asset includes one or more commodities that have returns that are calculated based upon currencies other than the U.S. dollar or prices in one or more non-U.S. markets (a “non-U.S. Reference Asset”), the value of the Notes may also be affected by similar events in those markets.

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Interest Rates. We expect that changes in interest rates will affect the market value of the Notes. In general, if U.S. interest rates increase, we expect that the market value of the Notes will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of the Notes will increase. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the Notes. The level of prevailing interest rates also may adversely affect the U.S. economy and any applicable market outside of the United States, and, in turn, the level of the Reference Asset. If the Reference Asset is, or if any components of the Reference Asset are, traded in currencies other than the U.S. dollar, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the level of the related Reference Asset or component, and, thus, the market value of the Notes may be adversely affected.

Please see the section in the prospectus, “Risk Factors—Reform of LIBOR and EURIBOR and Proposed Regulation of These and Other `Benchmarks’”, which describes some of the risks relating to LIBOR and some other benchmark rates that may serve as an Interest Rate Basis for the Notes.

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Exchange Rate Movements and Volatility. The values of certain commodities included in the Reference Asset of your Notes may be indirectly affected by the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies. These exchange rate movements could have a negative impact on the value of the Notes, and the Redemption Amount or the Early Redemption Amount, as applicable. In addition, the correlation between the relevant exchange rate and any applicable non-U.S. Reference Asset reflects the extent to which a percentage change in that exchange rate corresponds to a percentage change in the applicable non-U.S. Reference Asset, and changes in these correlations may have a negative impact on the value of your Notes.

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Our and the Guarantor’s Financial Condition and Creditworthiness. Our and the Guarantor’s perceived creditworthiness, including any increases in our respective credit spreads and any actual or anticipated decreases in our respective credit ratings, may adversely affect the market value of the Notes. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the Notes. However, a decrease in our or the Guarantor’s credit spreads or an improvement in our or the Guarantor’s credit ratings will not necessarily increase the market value of the Notes.

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Time to Maturity. There may be a disparity between the market value of the Notes prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the level of the Reference Asset prior to the Stated Maturity Date. As the time to maturity decreases, this disparity may decrease, such that the value of the Notes will approach the expected Redemption Amount to be paid at maturity.

Trading and hedging activities by us, the Guarantor and any of our other affiliates may adversely affect your return on the Notes and their market value. We, the Guarantor and our other affiliates, including the selling agents, may buy or sell the commodities or futures contracts represented by or included in the Reference Asset, or futures or options contracts on the Reference Asset or its components. We, the Guarantor and any of our other affiliates, including the selling agents, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. These transactions could affect the level of the Reference Asset in a manner that could be adverse to your investment in the Notes. On or before the applicable pricing date, any purchases or sales by us, the Guarantor or our other affiliates, including the selling agents or others on our or their behalf (including for the purpose of hedging anticipated exposures), may increase (or, in the case of bear Notes, decrease) the level of the Reference Asset. Consequently, the level of the Reference Asset may decrease (or, in the case of bear Notes, increase) subsequent to the pricing date of an issue of the Notes, adversely affecting the market value of the Notes.

We, the Guarantor or one or more of our other affiliates, including the selling agents, may also engage in hedging activities that could increase (or, in the case of bear Notes, decrease) the level of the Reference Asset on the applicable pricing date. In addition, these activities may decrease the market value of your Notes prior to maturity, including on the applicable Valuation Date, and may reduce the Redemption Amount or the Early Redemption Amount, as applicable. We, the Guarantor or one or more of our other affiliates, including the selling agents, may purchase or otherwise acquire a long or short position in the Notes, and may hold or resell the Notes. For example, the selling agents may enter into these transactions in connection with any market making activities in which they engage. We cannot assure you that these activities will not adversely affect the level of the Reference Asset, the market value of your Notes prior to maturity or early redemption, or the Redemption Amount or the Early Redemption Amount, as applicable.

Our trading, hedging and other business activities may create conflicts of interest with you. We, the Guarantor or one or more of our other affiliates, including the selling agents, may engage in trading activities related to the Reference Asset and to components included in the Reference Asset (and related futures and options contracts on the Reference Asset or its components) that are not for your account or on your behalf. Our affiliates from time to time may buy or sell those commodities or related futures or options contracts for their own accounts, for business reasons, or in connection with hedging obligations relating to the Notes. We, the Guarantor or one or more of our other affiliates, including the selling agents, also may issue or underwrite other financial instruments with returns based upon the Reference Asset or its components. These trading and other business activities may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including the selling agents, may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the value of the Reference Asset or secondary trading in your Notes, could be adverse to your interests as a beneficial owner of the Notes.

We expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the Notes. We, the Guarantor or our other affiliates also may enter into hedging transactions relating to other notes or instruments, some of which may have returns calculated in a manner related to that of a particular issue of the Notes. We may enter into such hedging arrangements with one of our affiliates. Such a party may enter into additional hedging transactions with other parties relating to the Notes and the Reference Asset. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, or the hedging activity could also result in a loss. We or our affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the Notes increases or decreases. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the Guarantor and our other affiliates, including the selling agents, receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you.

There may be potential conflicts of interest involving the Calculation Agent, which is an affiliate of ours. We have the right to appoint and remove the Calculation Agent. One of our affiliates will be the Calculation Agent for the Notes and, as such, will determine the Starting Value, the Ending Value, the amount of interest payable on the Notes, and the Redemption Amount or the Early Redemption Amount, as applicable. Under some circumstances, these duties could result in a conflict of interest between our affiliate’s status as our affiliate and its responsibilities as the Calculation Agent. These conflicts could occur, for instance, in connection with the Calculation Agent’s determination as to whether a “Market Disruption Event” or a “Commodity Hedging Disruption Event” has occurred, or in connection with judgments that it would be required to make if the publication of the Reference Asset is discontinued. See the sections entitled “Description of the Notes—Market Disruption Events,” “—Commodity Hedging Disruption Event Redemption,” “—Adjustments to the Reference Asset,” and “—Discontinuance of the Reference Asset.” The Calculation Agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because we expect that the Guarantor will control the Calculation Agent, potential conflicts of interest could arise.

The U.S. federal income tax consequences of the Notes are uncertain, and may be adverse to a holder of the Notes. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.”

You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.

Risks Relating to the Reference Asset

The sponsor of the Reference Asset may adjust the Reference Asset or any component of the Reference Asset in a way that affects its level, and the sponsor has no obligation to consider your interests. The sponsor of the Reference Asset (the “Reference Asset Sponsor”) can add, delete, or substitute the components included in the Reference Asset or make other methodological changes that could change its level. You should realize that the changing of commodities included in the Reference Asset may adversely affect the Reference Asset, as a newly added component may perform significantly worse than the component it replaces. Additionally, the Reference Asset Sponsor may alter, discontinue, or suspend calculation or dissemination of the Reference Asset. Any of these actions could adversely affect the value of the Notes. The Reference Asset Sponsor will have no obligation to consider your interests in calculating or revising the Reference Asset.

In addition, Bank of America Merrill Lynch (“BofAML”) Global Research is responsible for calculating and publishing one of the families of the indices to which the Notes may be linked. See the section “The Reference Asset—BofA Merrill Lynch Commodity index eXtraSM” below. Because BofAML Global Research is a group within one of our affiliates, a conflict of interest could arise.

Ownership of the Notes will not entitle you to any rights with respect to any futures contracts or commodities included in or tracked by the Reference Asset. You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any of the commodities or commodity futures contracts included in the Reference Asset. We will not invest in any of the commodities or commodity futures contracts included in the Reference Asset on behalf or for the benefit of holders of the Notes.

The prices of commodities included in the Reference Asset may change unpredictably, affecting the value of the Notes in unforeseeable ways. Trading in commodities and futures contracts is speculative and can be extremely volatile. Their market prices may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments; and changes in interest rates. These factors may adversely affect the level of the Reference Asset and the value of the Notes in varying ways, and different factors may cause the prices of the commodities, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates. Additionally, the Reference Asset may be concentrated in only a few, or even a single industry (e.g., energy). This Reference Asset is likely to be more volatile than that comprised of a variety of commodities.

If the Reference Asset is a commodity index or a commodity strategy, contango markets (or, in the case of bear Notes, backwardation markets) may have a negative effect on the level on the Reference Asset, and therefore the value of the Notes. The Reference Asset may be a commodity index or strategy. A commodity index or strategy may reflect movements in commodity prices by measuring the values of futures contracts for the applicable commodities. To maintain the index or strategy, as futures contracts approach expiration, they are replaced by similar contracts that have a later expiration. This process is referred to as “rolling.” The level of the index or strategy is calculated as if the expiring futures contracts are sold and the proceeds from those sales are used to purchase longer-dated futures contracts. The difference in the prices of the contracts that are sold and the new contracts for more distant delivery that are purchased is called “roll yield.”

If the expiring futures contract included in the index or strategy is “rolled” into a less expensive futures contract with a more distant delivery date, the market for that futures contract is trading in “backwardation.” In this case, the effect of the roll yield on the level of the applicable index or strategy will be positive (or, in the case of bear Notes, negative) because it costs less to replace the expiring futures contract. However, if the expiring futures contract included in the index or strategy is “rolled” into a more expensive futures contract with a more distant delivery date, the market for that futures contract is trading in “contango.” In this case, the effect of the roll yield on the level of the index or strategy will be negative (or, in the case of bear Notes, positive) because it costs more to replace the expiring futures contract.

There can be no assurance that the markets for any specific commodity will consistently be in backwardation or that there will be a positive roll yield that increases the level of any applicable index or strategy. If all other factors remain constant, the presence of contango in the market for a commodity included in an index or a strategy could result in negative roll yield, which could decrease the level of that index or a strategy and the value of the Notes (or, in the case of bear Notes, the presence of backwardation in the market could result in positive roll yield, which could increase the level of that index or a strategy and decrease the value of the Notes).

Suspension or disruptions of market trading in the applicable commodities and related futures contracts may adversely affect the value of the Notes. The commodity markets are subject to disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. Any such disruption or any other force majeure (such as an act of God, fire, flood, severe weather conditions, act of governmental authority, labor difficulty, etc.) could have an adverse effect on the level of the Reference Asset, or the manner in which it is calculated, and therefore, the value of the Notes.

Changes in exchange methodology may adversely affect the value of the Notes. The level of the Reference Asset will be determined by reference to fixing prices, spot prices, or related futures contracts of the commodities represented by or included in the Reference Asset, as determined by the applicable exchange or as otherwise set forth in the applicable term sheet. An exchange may from time to time change its rules or take extraordinary actions under its rules, which could adversely affect the prices of the applicable commodities or futures contracts, which could adversely affect the level of the Reference Asset and the value of the Notes.

In addition, some fixing prices or spot prices are derived from a principals’ market, which operates as an over the counter (“OTC”) physical commodity market. Although market-making members of principals’ markets are typically supervised by regulating entities, the principals’ markets themselves are not regulated. If any tax or other form of regulation should affect the members of the relevant principals’ market, the role of the principals’ market as a benchmark for the applicable commodity may be affected.

Legal and regulatory changes could adversely affect the return on and value of the Notes. The value of the underlying commodities or futures contracts relating to the Reference Asset could be adversely affected by new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those related to taxes and duties on commodities and futures contracts) by one or more governments, courts, or other official bodies.

In the U.S., the regulation of commodity transactions is subject to ongoing modification by governmental and judicial action. For example, the U.S. Commodity Futures Trading Commission (“CFTC”) has interpreted the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which was enacted in July 2010, to require the CFTC to impose limits on the size of positions that can be held by market participants in futures contracts and OTC derivatives on certain physical commodities. The CFTC’s rules providing for such position limits have been, and may in the future be, subject to litigation challenging their validity, the potential final outcome of which cannot be known at this time. While the ultimate scope and effect of any final and implemented position limit rules are not yet known, these limits will likely restrict the ability of many market participants to trade in the commodities markets to the same extent as they have in the past, including affecting their ability to enter into or maintain hedge positions in the applicable commodity or futures contracts. These rules and various other legislative and regulatory requirements may, among other things, reduce liquidity, increase market volatility, and increase costs in these markets. These consequences could adversely affect the applicable Reference Asset and the value of your Notes.

In addition, other governmental or regulatory bodies (such as the European Commission) have proposed or may propose in the future legislation or regulations containing restrictions similar to those contemplated by Dodd-Frank, or other legislation or regulations containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets. If such legislation or regulations are adopted or other legislation or regulations are adopted in the future, they could have an adverse effect on the value of the applicable Reference Asset and your Notes.

The Notes will not be regulated by the CFTC. Unlike an investment in the Notes, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (a “CPO”). Because the Notes will not be interests in a commodity pool, the Notes will not be regulated by the CFTC as a commodity pool, we and the Guarantor will not be registered with the CFTC as a CPO, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. The Notes will not constitute investments by you or by us on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant” (“FCM”). We are not registered with the CFTC as an FCM and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered FCM.

The Reference Asset may include commodities or futures contracts traded on foreign exchanges that are less regulated than U.S. markets and may involve different and greater risks than trading on U.S. exchanges. The Reference Asset may include commodities or futures contracts that trade on exchanges located outside the U.S. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on U.S. exchanges. Certain foreign markets may be more susceptible to disruption than U.S. exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on U.S. exchanges. Those risks include: (a) exchange rate risk relative to the U.S. dollar; (b) exchange controls; (c) expropriation; (d) burdensome or confiscatory taxation; and (e) moratoriums, and political or diplomatic events. It may also be more costly and difficult for participants in those markets to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the Reference Asset or in any components of the Reference Asset. These factors could adversely affect the level of the Reference Asset and the value of your Notes.

The Reference Asset may have limited historical information. Because the Reference Asset may be of recent origin and limited historical performance data exists with respect to it, your investment in the Notes may involve a greater risk than investing in securities linked to one or more indices or strategies with a more established record of performance.

The Reference Asset may represent a complex trading strategy in commodities. The Reference Asset may represent a complex trading strategy with respect to the relevant commodities. Accordingly, Notes linked to such Reference Asset may involve a greater risk and, in particular, are intended only for sophisticated investors who fully understand the applicable Reference Asset, and the related risks.

Other Risk Factors Relating to the Applicable Reference Asset

The applicable term sheet may set forth additional risk factors for the specific Reference Asset to which your Notes are linked that you should review prior to purchasing the Notes.

SUPPLEMENTAL USE OF PROCEEDS

Unless otherwise specified in the relevant terms sheet, we intend to lend the net proceeds we receive from each sale of the Notes to the Guarantor and/or its affiliates (other than us). The Guarantor expects that it and/or its affiliates (other than us) will use the proceeds from these loans for the purposes described in the accompanying prospectus under “Use of Proceeds.” In addition, we expect that we may use a portion of the net proceeds to hedge our obligations under the Notes by entering into hedging arrangements with one or more affiliates.

DESCRIPTION OF THE NOTES

General

Each issue of the Notes will be part of a series of medium-term notes entitled “Medium-Term Notes, Series A” that will be issued under the Senior Indenture, as amended and supplemented from time to time, among us, the Guarantor and The Bank of New York Mellon Trust Company N.A., as trustee. The Senior Indenture is described more fully in the prospectus and prospectus supplement. The following description of the Notes supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with the applicable term sheet. If any information in the applicable term sheet is inconsistent with this product supplement, the prospectus or the prospectus supplement, you should rely on the information in that term sheet.

The Notes are fully and unconditionally guaranteed by the Guarantor. The Notes will rank equally with all of our other unsecured senior debt from time to time outstanding. The guarantee of the Notes will rank equally with all other unsecured senior obligations of the Guarantor. All payments due on Notes, including the interest and any repayment of principal, are subject to our credit risk, as issuer, and the credit risk of Bank of America Corporation, as guarantor.

The aggregate principal amount of each issue of the Notes will be set forth in the applicable term sheet. The Notes will mature on the date set forth in the applicable term sheet.

The Notes are not principal protected.

The Notes are not subject to any sinking fund. The Notes may be subject to mandatory redemption, and redemption at the option of the holder and at our option, as described below.

We will issue the Notes in minimum denominations of $100,000 and integral multiples of $100,000 in excess of $100,000. The CUSIP number for each issue of the Notes will be set forth in the applicable term sheet. You may transfer the Notes only in whole denominations of $100,000 and integral multiples of $100,000 in excess of $100,000. The Notes will be payable only in U.S. dollars.

Payment at Maturity

If the Notes have not been redeemed prior to the Stated Maturity Date, at maturity, subject to our credit risk as issuer of the Notes and the credit risk of Bank of America Corporation, as guarantor, and unless the applicable term sheet provides otherwise, you will be entitled to receive:

(i) a cash payment for each $1,000 in principal amount of the Notes (the “Redemption Amount”) equal to the product of $1,000 and provided that in no case will this amount be less than zero; and

(ii) You will also receive accrued and unpaid interest on the Notes through the Stated Maturity Date.

If the Notes are bear Notes, if the bear Notes have not been redeemed prior to the Stated Maturity Date, at maturity, you will be entitled to receive a Redemption Amount equal to:

(i) the product of $1,000 and

provided that in no case will this amount be less than zero; and

(ii) You will also receive accrued and unpaid interest on the bear Notes through the Stated Maturity Date.

You will receive at maturity a Redemption Amount that is less than the principal amount of the Notes if the Ending Value is less than the Starting Value (or, in the case of bear Notes, greater than the Starting Value). The Redemption Amount will also be less than the principal amount of the Notes, if the Ending Value is greater than (or, in the case of bear Notes, less than) the Starting Value, but not by a percentage that is sufficient to offset the deduction of the Investor Fee and the Treasury Rate Charge, if applicable. In each case, the amount of your loss will be determined primarily in proportion to the decrease in the level of the Reference Asset from the Starting Value to the Ending Value (or, in the case of bear Notes, the increase in the level of the Reference Asset from the Starting Value to the Ending Value).

The “Starting Value” will be the closing level of the Reference Asset on the pricing date, as determined by the Calculation Agent. However, if a Market Disruption Event occurs on the pricing date, then the Calculation Agent will determine the Starting Value as set forth in the section “—Market Disruption Events” below.

The “Ending Value” will be the closing level of the Reference Asset on the Valuation Date. If the Calculation Agent determines that the scheduled Valuation Date is not a Reference Asset Business Day, the Ending Value will equal the closing level of the Reference Asset on the next Reference Asset Business Day. In the event that a Market Disruption Event occurs and is continuing on the Valuation Date, or if certain other events occur, the Calculation Agent will determine the Ending Value as set forth in the section “—Market Disruption Events.”

The “Leverage Factor,” which may be greater than or equal to one, represents the extent to which the performance of the Notes is affected by the performance of the Reference Asset. The Leverage Factor will be specified in the applicable term sheet.

The “Investor Fee” will be an amount, expressed as a percentage, equal to the greater of (a) a fixed amount specified in the applicable term sheet, and (b) an amount that will accrue at the per annum rate specified in the applicable term sheet, and will accrete daily (at the specified rate divided by 365) from and including the pricing date to but excluding the Valuation Date.

The “Treasury Rate Charge,” if applicable, will be a charge accruing at a per annum rate equal to the then applicable U.S. Treasury Bill Auction Rate with a maturity of three months from and including the pricing date to but excluding the Valuation Date. The Treasury Rate Charge will be calculated as follows:

Where, for each business day (t) from and including the business day following the pricing date (such business day following the pricing date, t = 1) to but excluding the Valuation Date.

“Days” means the number of days from and including the prior business day to and excluding the current business day.

“3 MRt-1” means, with respect to a business day (t), the most recent weekly U.S. Treasury Bill Auction Rate with a maturity of three months on that business day (t).

The “Valuation Date” with respect to (i) the Redemption Amount payable on the Stated Maturity Date will be the fifth scheduled Reference Asset Business Day immediately preceding the Stated Maturity Date and (ii) the Early Redemption Amount payable on the Optional Redemption Date, the Mandatory Redemption Date, or the Commodity Redemption Date, as applicable, will be the date described below under “—Optional Redemption,” “—Mandatory Redemption,” and “—Commodity Hedging Disruption Event Redemption.” In the event that a Market Disruption Event occurs and is continuing on a Valuation Date, or if certain other events occur, the Calculation Agent will determine the Ending Value as set forth in the section “—Market Disruption Events.”

A “Reference Asset Business Day” means a day on which the level of the Reference Asset or any successor thereto is determined and/or published.

Unless otherwise set forth in the applicable term sheet, a “business day” means any day other than a day on which banking institutions in New York, New York are authorized or required by law, regulation, or executive order to close or a day on which transactions in U.S. dollars are not conducted.

Interest

General

The Notes will accrue interest at a floating rate per annum calculated by reference to the interest rate base or interest rate formula (the “Interest Rate Basis”) specified in the applicable term sheet, plus or minus a Spread, calculated on the principal amount of the Notes. The “Spread” will be the number of basis points we specify in the applicable term sheet to be added to or subtracted from the Interest Rate Basis.

•	In the case of Notes for which the Interest Rate Basis is LIBOR (as defined below), interest payable on the Notes will be computed on the basis of a 360-day year and the actual number of days elapsed.

•

In the case of Notes for which the Interest Rate Basis is the U.S. Treasury Bill Auction Rate, interest payable on the Notes will be computed on the basis of the actual number of days elapsed in the year.

The “Designated Maturity” will be the period to maturity of the instrument for which the Interest Rate Basis is calculated and will be specified in the applicable term sheet.

The floating interest rate determined on any Interest Determination Date will not be less than 0.00% per annum. Unless otherwise specified in that term sheet, and unless the Notes are redeemed on an earlier date, interest will be payable only at maturity. Unless otherwise specified in the applicable term sheet, we will pay interest at maturity or upon an optional redemption, a mandatory redemption, or a redemption upon a Commodity Hedging Disruption Event to the person to whom we deliver the Redemption Amount or the Early Redemption Amount, as applicable, subject to the conditions described below under “—Optional Redemption,” “—Mandatory Redemption,” and “—Commodity Hedging Disruption Event Redemption.”

The floating interest rate may be reset periodically as specified in the applicable term sheet. Each date on which the interest rate will be reset is an “Interest Reset Date,” commencing on the initial Interest Reset Date specified in the applicable term sheet. If any scheduled Interest Reset Date falls on a day that is not a business day, that Interest Reset Date will be the immediately preceding business day, but only to the extent that the Calculation Agent has determined prior to that immediately preceding business day that the scheduled Interest Reset Date is not a business day, otherwise the Interest Reset Date will be the next succeeding business day.

The “Interest Determination Date” for any Interest Reset Date will be the day the Calculation Agent will refer to when determining the new Interest Rate Basis at which the floating interest rate will reset. Unless otherwise specified in the applicable term sheet:

•

If the Interest Rate Basis for the Notes is LIBOR, the Interest Determination Date for any Interest Reset Date will be the second London business day (as defined below) preceding that Interest Reset Date.

•

If the Interest Rate Basis for the Notes is the U.S. Treasury Bill Auction Rate, the Interest Determination Date for any Interest Reset Date will be the day in the week in which that Interest Reset Date falls on which day Treasury Bills (as defined below) are auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is held either on the following Tuesday or the preceding Friday; provided, however, that if an auction is held on the Friday of the week preceding the Interest Reset Date, the related Interest Determination Date will be the preceding Friday. If Treasury Bills are sold at an auction that falls on a day that is an Interest Reset Date, that Interest Reset Date will be the next following Business Day.

LIBOR and U.S. Treasury Bill Auction Rate

Please see the section of the prospectus, “Description of Debt Securities—Floating Rate Notes” for a description of how LIBOR and the U.S. Treasury Bill Auction Rate will be calculated.

Optional Redemption

Holders may elect to redeem their Notes by giving an irrevocable written notice to the Trustee at any time on or after the Initial Optional Redemption Date and before the fifth scheduled Reference Asset Business Day prior to the Stated Maturity Date. We refer to the date on which an optional redemption occurs as the “Optional Redemption Date,” which will be the date that is five business days after the date notice is received by the Trustee if the notice is received by 11:00 A.M., New York City time and six business days after the date notice is received by the Trustee if the notice is received after 11:00 A.M., New York City time. The minimum redemption amount must be a minimum principal amount of $100,000 and integral multiples of $100,000 in excess of $100,000.

On any Optional Redemption Date, holders who have elected to redeem their Notes will receive a cash payment for each $1,000 in principal amount of the Notes equal to the “Early Redemption Amount,” which will be calculated as follows:

Where:

“D” = (Ending Value/Starting Value) – 1, (or, in the case of bear Notes, = (1 – (Ending Value/Starting Value)). For purposes of calculating the Early Redemption Amount payable on an Optional Redemption Date, the Valuation Date on which the Ending Value will be determined will be the business day on which notice of redemption is received if that notice is received before 11:00 A.M., New York City time. If a notice of redemption is received at or after 11:00 A.M., New York City time, the Valuation Date will be the following business day; provided, that in each case that such business day is also a Reference Asset Business Day. If such date is not a Reference Asset Business Day, the Valuation Date will be the next Reference Asset Business Day following that date; provided, that if a Market Disruption Event occurs on that Valuation Date, then the Ending Value will be determined according to the Ending Value Market Disruption Calculation. See “—Market Disruption Events.”

“C” = Investor Fee + Treasury Rate Charge, if applicable.

“NPV Factor,” if applicable, means a discount factor determined using a rate option of LIBOR, where the maturity for that determination is equal to the Days Remaining (as defined below); provided, that if that maturity period does not equal a period of time for which rates are available on Reuters page LIBOR01 as described above in the definition of LIBOR, then the LIBOR rate will be determined through the use of straight-line interpolation by reference to two LIBOR rates, one of which will be determined as if the maturity for that LIBOR rate were the period of time for which rates are available next shorter than the Days Remaining and the other of which will be determined as if the maturity for that LIBOR rate were the period of time for which rates are available next longer than the Days Remaining. If the applicable term sheet indicates that the NPV Factor is not applicable, then the NPV Factor for purposes of the calculation will equal 1.

“Days Remaining” means the number of days that are remaining in the term of the Notes from and including the Optional Redemption Date to but excluding the Stated Maturity Date.

“Funding Amount” means accrued and unpaid interest, if any, to the Optional Redemption Date.

To exercise the right to redeem the Notes, a holder must deliver a notice of redemption, which is attached as Annex A to this product supplement, to the Trustee, at any time on or after the Initial Optional Redemption Date and by 11:00 A.M., New York City time, on the fifth scheduled Reference Asset Business Day prior to the Stated Maturity Date. If a notice of redemption is received by the Trustee by 11:00 A.M., New York City time, the Trustee will give notice to us of that redemption notice by 12:00 P.M. on that business day. If a notice of redemption is received by the Trustee after 11:00 A.M., New York City time, the Trustee will give notice to us of that redemption notice by 12:00 P.M. on the following business day. A notice of redemption will be irrevocable. Because the Notes will be held in book-entry form, only DTC, as the registered holder of the Notes, may exercise the redemption right with respect to the Notes. Accordingly, beneficial owners of the Notes who wish to have all or any portion of their Notes redeemed must instruct the participant through which they own their interest to instruct DTC to exercise the redemption right on their behalf by forwarding the notice of redemption to the Trustee in accordance with the requirements described above. In order to ensure that we and the Trustee receive notices on a particular day, a beneficial owner must so instruct the participant through which it owns its interest before that participant’s deadline for accepting instructions from its customers. At the time that those instructions are given, a beneficial owner must also direct the participant through which it owns its interest to transfer its book-entry interest in the Notes on DTC’s records to the Trustee on our behalf.

Payment of the Early Redemption Amount is conditioned upon book-entry transfer of the Notes to the Trustee after delivery of the notice of redemption. Payment of the Early Redemption Amount will be made following the later of the Optional Redemption Date and the time of book-entry transfer. If the Trustee holds money sufficient to pay the Early Redemption Amount of the Notes subject to the notice of redemption on the business day following the Optional Redemption Date, then, on and after that date, those Notes will cease to be outstanding and all other rights of the holder will terminate, other than the right to receive the Early Redemption Amount upon book-entry transfer of the Notes.

Mandatory Redemption

If on any date before the fifth scheduled Reference Asset Business Day prior to the Stated Maturity Date, the closing level of the Reference Asset is equal to or less than the Lower Mandatory Redemption Trigger Level, if applicable, or equal to or greater than the Upper Mandatory Redemption Trigger Level, if applicable, we will redeem the Notes on the fifth business day following the Valuation Date (the “Mandatory Redemption Date”). If the Notes are subject to mandatory redemption, we will pay the holders of the Notes for each $1,000 in principal amount of the Notes the Early Redemption Amount on the Mandatory Redemption Date. For purposes of calculating the Early Redemption Amount payable on the Mandatory Redemption Date, the Funding Amount will be an amount equal to accrued and unpaid interest, if any, to the Mandatory Redemption Date, and the Valuation Date on which the Ending Value will be determined will be the Reference Asset Business Day immediately following the Trigger Date (as defined below); provided, that if a Market Disruption Event occurs on that Valuation Date, then the Ending Value will be determined according to the Ending Value Market Disruption Calculation. See “—Market Disruption Events.”

The “Lower Mandatory Redemption Trigger Level” and the “Upper Mandatory Redemption Trigger Level,” if applicable, will be expressed as a percentage of the Starting Value and will be specified in the applicable term sheet.

The “Trigger Date” means the date on which the closing level of the Reference Asset was equal to or less than the Lower Mandatory Redemption Trigger Level or equal to or greater than the Upper Mandatory Redemption Trigger Level, as applicable.

Commodity Hedging Disruption Event Redemption

If a Commodity Hedging Disruption Event occurs, we will have the right, but not the obligation, to redeem the Notes (in whole, and not in part) by providing written notice of our election to redeem the Notes to the Trustee, as promptly as possible and in no event later than two London business days following the day on which the Commodity Hedging Disruption Event has occurred. If we redeem the Notes, we will pay the holders of the Notes, for each $1,000 in principal amount, the Early Redemption Amount on the Commodity Redemption Date.

For purposes of calculating the Early Redemption Amount payable on the Commodity Redemption Date, the Funding Amount will be an amount equal to accrued and unpaid interest, if any, to the Commodity Redemption Date, and the Valuation Date on which the Ending Value will be determined will be the second Reference Asset Business Day immediately succeeding the date we deliver notice to the Trustee of our election to redeem the Notes; provided that if a Market Disruption Event occurs on that Valuation Date, the Ending Value will be determined according to the Ending Value Market Disruption Calculation. See “—Market Disruption Events.” The Early Redemption Amount will be payable to holders of the Notes on the fifth business day following the Valuation Date (the “Commodity Redemption Date”).

A “Commodity Hedging Disruption Event” will occur if, for any reason whatsoever, we, or any of our affiliates, after using commercially reasonable efforts, are unable to either (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of all or any part of any transaction or asset we deem necessary to hedge the risk of performing our commodity-related obligations with respect to the Notes (including, without limitation, any commodity-related payments on the Notes), or (ii) realize, recover or remit the proceeds of any such transaction or asset; including without limitation, any such inability arising as a result of the adoption of, or any change in, any law, regulation, rule or order applicable to us or our counterparties, or the promulgation of, or any change in the interpretation by any court, tribunal, or regulatory authority with competent authority or any relevant trading system or exchange facility, of any such applicable law, rule, regulation or order, in each case occurring on or after the pricing date.

Market Disruption Events

Unless otherwise set forth in the applicable term sheet, a “Market Disruption Event” means one or more of the following events, as determined by the Calculation Agent in its sole discretion:

(1)	a material limitation, suspension, or disruption of trading in one or more Reference Asset components which results in a failure by the exchange on which each applicable Reference Asset component is traded to report an exchange published settlement price for such contract on the day on which such event occurs or any succeeding day on which it continues;

(2)	the exchange published settlement price for any Reference Asset component is a “limit price,” which means that the exchange published settlement price for such contract for a day has increased or decreased from the previous day’s exchange published settlement price by the maximum amount permitted under applicable exchange rules;

(3)	failure by the applicable exchange or other price source to announce or publish the exchange published settlement price for any Reference Asset component;

(4)	a suspension of trading in one or more Reference Asset components, for which the trading does not resume at least 10 minutes prior to the scheduled or rescheduled closing time; or

(5)	any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind or maintain all or a material portion of a hedge that we or our affiliates have effected or may effect as to the applicable Notes.

If a Market Disruption Event occurs on the pricing date, the Calculation Agent will establish an initial level for the Reference Asset (the “Initial Reference Asset Value”) and the “Starting Value” for that Reference Asset using the following “Starting Value Market Disruption Calculation”:

(1)	With respect to each commodity or futures contract, the value of which is tracked by the Reference Asset and which is not affected by the Market Disruption Event (an “Unaffected Commodity Component”), both the Initial Reference Asset Value and the Starting Value will be based on the exchange published settlement price of such Unaffected Commodity Component on the pricing date.

(2)	With respect to each commodity or futures contract, the value of which is tracked by the Reference Asset and which is affected by a Market Disruption Event (an “Affected Commodity Component”):

a.	The Calculation Agent will establish the Initial Reference Asset Value on the pricing date based on (i) the above-referenced settlement price of each Unaffected Commodity Component and (ii) the last exchange published settlement price for each Affected Commodity Component on the pricing date.

b.	The Calculation Agent will adjust the Initial Reference Asset Value for purposes of determining the Starting Value based on the exchange published settlement price of each Affected Commodity Component on the first Reference Asset Business Day following the pricing date on which no Market Disruption Event occurs with respect to such Affected Commodity Component. In the event that a Market Disruption Event occurs with respect to any Affected Commodity Component on the first and second scheduled Reference Asset Business Day following the pricing date, the Calculation Agent (not later than the close of business in New York, New York on the second scheduled Reference Asset Business Day following the pricing date) will estimate the price of such Affected Commodity Component used to determine the Starting Value in a manner that the Calculation Agent considers commercially reasonable under the circumstances.

c.	The final term sheet will set forth the Initial Reference Asset Value, a brief statement of the facts relating to the establishment of the Initial Reference Asset Value (including a description of the relevant Market Disruption Event(s)), and the Starting Value.

(3)	The Calculation Agent will determine the Initial Reference Asset Value by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2) above using the then current method for calculating the Reference Asset. The Starting Value will equal the adjusted Initial Reference Asset Value. The exchange on which a commodity or futures contract, the value of which is tracked by the Reference Asset, is traded for purposes of the above definition means the exchange used to value such contract for the calculation of the Reference Asset.

If a Market Disruption Event occurs on the Valuation Date, the Ending Value will be determined by the Calculation Agent using the following “Ending Value Market Disruption Calculation”:

(1)	With respect to each commodity or futures contract the value of which is tracked by the Reference Asset and which is not affected by the Market Disruption Event, the closing value will be based on the exchange published settlement price of each such contract on the Valuation Date.

(2)	With respect to each commodity or futures contract the value of which is tracked by the Reference Asset and which is affected by the Market Disruption Event, the closing value will be based on the exchange published settlement price of each such contract on the first Reference Asset Business Day following the Valuation Date on which no Market Disruption Event occurs with respect to such contract. In the event that a Market Disruption Event occurs with respect to any Reference Asset component on the Valuation Date and is continuing on each day to and including the second scheduled Reference Asset Business Day prior to maturity (or the second scheduled Reference Asset Business Day following the Valuation Date in case of an early redemption), the price of such contract used to determine the closing value will be estimated by the Calculation Agent (not later than 6:00 P.M., New York time, on such second scheduled Reference Asset Business Day) in a manner which the Calculation Agent considers commercially reasonable under the circumstances.

(3)	The Calculation Agent shall determine the Ending Value by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2) above using the then current method for calculating the Reference Asset. The exchange on which a commodity or futures contract, the value of which is tracked by the Reference Asset, is traded for purposes of the foregoing definition means the exchange used to value such contract for the calculation of the Reference Asset.

Adjustments to the Reference Asset

If at any time after the pricing date, the Reference Asset Sponsor makes a material change in the formula or specification for or the method of calculating the applicable Reference Asset, or in any other way materially modifies that Reference Asset so that the Reference Asset does not, in the opinion of the Calculation Agent, fairly represent the level of the Reference Asset had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, on each date that the closing level of the Reference Asset is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of the applicable Reference Asset as if those changes or modifications had not been made, and calculate the closing level with reference to the Reference Asset, as so adjusted. Accordingly, if the method of calculating the Reference Asset is modified so that the level of the Reference Asset is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust the Reference Asset in order to arrive at a level of the Reference Asset as it had not been modified.

Discontinuance of the Reference Asset

If the Reference Asset Sponsor discontinues publication of the Reference Asset to which an issue of the Notes is linked, and such Reference Asset Sponsor or another entity publishes a successor or substitute index or strategy that the Calculation Agent determines, in its sole discretion, to be comparable to that Reference Asset (a “successor asset”), then, upon the Calculation Agent’s notification of that determination to the Trustee and us, the Calculation Agent will substitute the successor asset as calculated by the relevant Reference Asset Sponsor or any other entity and calculate the Ending Value as described above under “—Payment at Maturity.” Upon any selection by the Calculation Agent of a successor asset, the Calculation Agent will cause written notice of the selection to be promptly furnished to the Trustee, to us, and to the holders of the Notes.

In the event that the Reference Asset Sponsor discontinues publication of the Reference Asset and:

•	the Calculation Agent does not select a successor asset; or

•	the successor asset is not published on the Valuation Date,

the Calculation Agent will compute a substitute level for the Reference Asset in accordance with the procedures last used to calculate the Reference Asset before any discontinuance. If a successor asset is selected or the Calculation Agent calculates a level as a substitute for the Reference Asset as described below, the successor asset or level will be used as a substitute for that Reference Asset for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

If the Reference Asset Sponsor discontinues publication of the applicable Reference Asset before the Valuation Date, and the Calculation Agent determines that no successor asset is available on that date, then on the day that would have been the Valuation Date, the Calculation Agent will determine the level that would be used in computing the Redemption Amount or Early Redemption Amount, as applicable, as described in the preceding paragraph as if that day were the Valuation Date. The Calculation Agent will make available to holders of the Notes information as to such level; such information may be disseminated by means of Bloomberg, Reuters, a website, or any other means selected by the Calculation Agent in its reasonable discretion.

Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of the Reference Asset to which the Notes are linked may adversely affect trading in the Notes.

Role of the Calculation Agent

The Calculation Agent has the sole discretion to make all determinations regarding the Notes as described in this product supplement, including determinations regarding the Starting Value, the Ending Value, the Reference Asset, the amount of interest payable on the Notes, the Investor Fee, the Treasury Rate Charge, the Redemption Amount or Early Redemption Amount, as applicable, Interest Reset Dates, Interest Determination Dates, Calculation Dates, any Market Disruption Events, any Commodity Hedging Disruption Events, a successor asset, Reference Asset Business Days, business days, London business days, Valuation Dates, and calculations related to adjustments to or the discontinuance of any Reference Asset. Absent manifest error, all determinations of the Calculation Agent will be conclusive for all purposes and final and binding on you, the Guarantor and us, without any liability on the part of the Calculation Agent.

We expect to appoint MLCI or one of our other affiliates as the Calculation Agent for each issue of the Notes. However, we may change the Calculation Agent at any time without notifying you. The identity of the Calculation Agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

The Notes will be delivered in book-entry form only through DTC against payment by purchasers of the Notes in immediately available funds. We will pay the Redemption Amount or the Early Redemption Amount, as applicable, in immediately available funds so long as the Notes are maintained in book-entry form.

Events of Default and Acceleration

Events of default are defined in the Senior Indenture and in the section entitled “Events of Default and Rights of Acceleration” beginning on page 35 of the accompanying prospectus. If such event occurs and is continuing, unless otherwise stated in the term sheet, the amount payable to a holder of the Notes upon any acceleration permitted under the Senior Indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the Notes matured on the date of acceleration, and as if the Valuation Date were the fifth Reference Asset Business Day prior to the date of acceleration. If a bankruptcy proceeding is commenced in respect of us, your claim may be limited under applicable bankruptcy law. In case of a default in payment of the Notes, whether at their maturity or upon acceleration, they will not bear a default interest rate.

No Listing

Unless otherwise specified in the applicable term sheet, we will not list the Notes on any securities exchange or quotation system.

THE REFERENCE ASSET

The Reference Asset to which your Notes will be linked include the Dow Jones-UBS Commodity IndexSM (Excess Return and Total Return), the S&P GSCI® Index (Excess Return and Total Return), the Rogers International Commodity Index® (Excess Return and Total Return), the BofA Merrill Lynch Commodity index eXtraSM (Excess Return and Total Return), any related sub-indices to any of these indices, or any other index or strategy specified in the applicable term sheet.

We may provide historical level information for the Reference Asset in the applicable term sheet. You should not take any of those historical levels as an indication of the future performance of the Reference Asset or what the market value of the Notes may be. Any historical upward or downward trend in the level of the applicable Reference Asset is not an indication that the level of the Reference Asset is more or less likely to increase or decrease at any time over the term of the Notes.

All disclosures contained in this product supplement regarding the Dow Jones-UBS Commodity IndexSM, the S&P GSCI® Index, the Rogers International Commodity Index®, and the BofA Merrill Lynch Commodity index eXtraSM, including, without limitation, their respective make-ups, methods of calculation, and changes in their respective components, have been derived from publicly available sources. The information regarding the Reference Asset reflects the policies of, and is subject to change by, the applicable Reference Asset Sponsor as stated in those sources, and these policies are subject to change at the discretion of the Reference Asset Sponsors. The Reference Asset Sponsors have no obligation to continue to publish, and may discontinue publication of, any Reference Asset. The consequences of the Reference Asset Sponsor discontinuing publication of the Reference Asset are discussed in the section entitled “Description of the Notes—Discontinuance of the Reference Asset.”

None of us, the Guarantor, the Calculation Agent, or any of the selling agents accepts any responsibility for the calculation, maintenance or publication of any Reference Asset, or any respective successor asset.

Bloomberg Commodity Index Family

The Bloomberg Commodity IndexSM was created by AIG International Inc. in 1998 and acquired by UBS Securities LLC (collectively with its affiliates, “UBS”) in May 2009, at which time UBS and Dow Jones & Company, Inc. (“Dow Jones”) entered into an agreement (the “Joint Marketing Agreement”) to jointly market the index. The Joint Marketing Agreement with Dow Jones was terminated in 2014 as UBS entered into a Commodity Index License Agreement (the “CILA”) with Bloomberg Finance L.P. (collectively with its affiliates, “Bloomberg”). Under the CILA, Bloomberg, on behalf of UBS, calculates the Bloomberg Commodity IndexSM and its varieties (collectively, the “Bloomberg Commodity Index Family”). The Bloomberg Commodity Index Family includes indices on an excess return and total return basis, non-U.S. dollar denominated indices, spot price indices, single commodity indices, sector commodity indices, and one-month, two-month and three-month forward versions, and selected sub-indices on an excess return and total return basis.

The indices were rebranded from the “Dow Jones-UBS Commodity Index Family” to the “Bloomberg Commodity Index Family” on July 1, 2014, and their tickers were changed from “DJUBS” tickers to “BCOM” tickers. Both sets of tickers were available until July 31, 2014, and DJUBS tickers were discontinued thereafter. Bloomberg has replaced as the index administrator, and is responsible for the methodology, calculation, distribution and licensing of the indices.

General

The Bloomberg Commodity IndexSM, previously known as Dow Jones-UBS Commodity IndexSM, is a proprietary index that is designed to provide a liquid and diversified benchmark for commodities investments. The Bloomberg Commodity IndexSM was established on July 14, 1998. The Bloomberg Commodity IndexSM is currently composed exclusively of regulated futures contracts. A commodity futures contract is an agreement that provides for the purchase and sale of a specified type and quantity of a commodity during a stated delivery month for a fixed price. The 24 commodities that are eligible for inclusion in the Bloomberg Commodity IndexSM (the “BCOM Index Commodities”) are as follows: aluminum, cocoa, coffee, copper, corn, cotton, crude oil (WTI and Brent), gold, lead, lean hogs, live cattle, natural gas, nickel, platinum, silver, soybean meal, soybean oil, soybeans, sugar, tin, ULS diesel, unleaded gasoline, wheat and zinc. The 20 BCOM Index Commodities currently included in the Bloomberg Commodity IndexSM are as follows: aluminum, coffee, copper, corn, cotton, crude oil (WTI and Brent), gold, lean hogs, live cattle, natural gas, nickel, silver, soybean meal, soybean oil, soybeans, sugar, ULS diesel, unleaded gasoline, wheat (Chicago and KC HRW), and zinc. With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metals Exchange (the “LME”) and the contract for Brent crude oil, each of the BCOM Index Commodities is the subject of at least one futures contract that trades on a U.S. exchange. The designated futures contracts (the “Designated Contracts”) for the BCOM Index Commodities are set forth below in the section entitled “—Designated Contracts for Each BCOM Index Commodity.” The actual BCOM Index Commodities currently included in the Bloomberg Commodity IndexSM are set forth below in the section “—Index Multipliers.”

The Bloomberg Commodity IndexSM tracks what is known as a rolling futures position, which is a position where, on a periodic basis, futures contracts on physical commodities specifying delivery on a nearby date must be sold and longer-dated futures contracts on those physical commodities must be purchased. An investor with a rolling futures position is able to maintain an investment position in the underlying physical commodities without receiving delivery of those commodities. During the “roll period,” which is the sixth through tenth Index Business Days (as defined below) of each month, the calculation of the Bloomberg Commodity IndexSM is gradually shifted from the use of the nearby dated futures contracts included in the Bloomberg Commodity IndexSM to longer-dated futures contracts (at a rate of 20% per Index Business Day during the roll period).

The methodology for determining the composition and weighting of the Bloomberg Commodity IndexSM and for calculating its level is subject to modification by a committee appointed to monitor and amend the procedures related to the Bloomberg Commodity IndexSM (the “Index Oversight Committee”) at any time.

An “Index Business Day” means a day on which the sum of the Commodity Index Percentages (as described below under “—Annual Reweighting and Rebalancing of the Bloomberg Commodity IndexSM”) for the BCOM Index Commodities that are open for trading is greater than 50%.

The Bloomberg Commodity IndexSM is computed on the basis of hypothetical investments in the basket of commodities included in the Bloomberg Commodity IndexSM. The Bloomberg Commodity IndexSM was created using the following four main principles:

Economic Significance: To achieve a fair representation of a diversified group of commodities to the world economy, the Bloomberg Commodity IndexSM uses both liquidity data and U.S. dollar-weighted production data in determining the relative quantities of included commodities. The Bloomberg Commodity IndexSM primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The Bloomberg Commodity IndexSM also relies on production data as a useful measure of the importance of a commodity to the world economy.

Diversification: In order to provide diversified exposure to commodities as an asset class and to avoid disproportionate weighting in any one commodity or sector, diversification rules have been established, which are applied annually. In addition, the Bloomberg Commodity IndexSM is rebalanced annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

Continuity: The Bloomberg Commodity IndexSM is intended to provide a stable benchmark, so that there is confidence that historical performance data is based on a structure that bears some resemblance to both the current and future composition of the Bloomberg Commodity IndexSM.

Liquidity: The inclusion of liquidity as a weighting factor helps to ensure that the Bloomberg Commodity IndexSM can accommodate substantial investment flows.

Designated Contracts for Each BCOM Index Commodity

A futures contract known as a Designated Contract is selected by Bloomberg as the reference contract for each BCOM Index Commodity. With the exception of several LME contracts, two Designated Contracts for crude oil and two Designated Contracts for wheat, BCOM has historically selected for each BCOM Index Commodity one Designated Contract that is traded in North America and denominated in U.S. dollars. It is possible that Bloomberg will in the future select more than one Designated Contract for additional commodities or may select Designated Contracts that are traded outside of the United States or in currencies other than the U.S. Dollar. The termination or replacement of a futures contract on an established exchange occurs infrequently. If a Designated Contract is terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract. The Designated Contracts for the BCOM Index Commodities eligible for inclusion in the Bloomberg Commodity IndexSM are traded on the Chicago Board of Trade (“CBOT”), the Chicago Mercantile Exchange (“CME”), the Commodities Exchange (the “COMEX”), the Intercontinental Exchange (the “ICE”), the LME, the New York Board of Trade (“NYBOT”), and the New York Mercantile Exchange (the “NYMEX”), and are as follows:

BCOM Index Commodities	Designated Contracts and Price Quotes	2016 Target Weightings of Designated Contracts		Exchanges	Units
Aluminum	High Grade Primary Aluminum $/metric ton	4.5987080%		LME	25 metric tons
Cocoa	Cocoa $/metric ton	0.0000000	%(1)	NYBOT	10 metric tons
Coffee	Coffee “C” cents/pound	2.2943230%		NYBOT	37,500 lbs
Copper (2)	Copper cents/pound	7.6272480%		COMEX	25,000 lbs
Corn	Corn cents/bushel	7.3587030%		CBOT	5,000 bushels
Cotton	Cotton cents/pound	1.4931910%		NYBOT	50,000 lbs
Crude Oil (Brent)	Brent Crude Oil $/barrel	7.5302370%		ICE	1,000 barrels
Crude Oil (WTI)	Light, Sweet Crude Oil $/barrel	7.4697630%		NYMEX	1,000 barrels
Gold	Gold $/troy oz.	11.3798610%		COMEX	100 troy oz.
Lead	Refined Standard Lead $/metric ton	0.0000000	%(1)	LME	25 metric tons
Lean Hogs	Lean Hogs cents/pound	2.0621330%		CME	40,000 lbs
Live Cattle	Live Cattle cents/pound	3.5666190%		CME	40,000 lbs
Natural Gas	Henry Hub Natural Gas $/mmbtu	8.4488420%		NYMEX	10,000 mmbtu
Nickel	Primary Nickel $/metric ton	2.3593750%		LME	6 metric tons
Platinum	Platinum $/troy oz.	0.0000000	%(1)	NYMEX	50 troy oz.
Silver	Silver cents/troy oz.	4.2131830%		COMEX	5,000 troy oz.
Soybean Meal	Soybean Meal $/short ton	2.8446630%		CBOT	100 short tons
Soybean Oil	Soybean Oil cents/pound	2.8375480%		CBOT	60,000 lbs
Soybeans	Soybeans cents/bushel	5.7038300%		CBOT	5,000 bushels
Sugar	World Sugar No. 11 cents/pound	3.6272510%		NYBOT	112,000 lbs
Tin	Refined Tin $/metric ton	0.0000000	%(1)	LME	5 metric tons
Unleaded Gasoline (RBOB)	Reformulated Blendstock for Oxygen Blending cents/gallon	3.7478780%		NYMEX	42,000 gallons
ULS Diesel	Heating Oil cents/gallon	3.8290390%		NYMEX	42,000 gallons
Wheat (Chicago)	Soft Wheat cents/bushel	3.3268340%		CBOT	5,000 bushels
Wheat (KC HRW)	Hard Red Winter Wheat cents/bushel	1.1531400%		CBOT	5,000 bushels
Zinc	Special High Grade Zinc $/metric ton	2.5276320%		LME	25 metric tons

(1)	Cocoa, Lead, Platinum and Tin are not included in the Bloomberg Commodity IndexSM for 2016 because their CIPs are less than 0.4%.
(2)

The Bloomberg Commodity IndexSM uses the high grade copper contract traded on the COMEX division of the NYMEX as the Designated Contract for copper, but uses COMEX prices for this Designated Contract and the LME copper contract volume data for purposes of index calculation. The Bloomberg Commodity IndexSM incorporates volume data for the LME copper contract, as it is more actively traded than the COMEX high grade copper contract.

Commodity Groups

For purposes of applying the diversification rules discussed herein, each of the eligible BCOM Index Commodities is assigned to “Commodity Groups.” The Commodity Groups, the commodities included in each Commodity Group and the 2016 target weighting of each Commodity Group are as follows:

CommodityGroups:	BCOM Index Commodities:	2016 Target Weightings by Commodity Group (1):

Energy	Brent Crude Oil Natural Gas ULS Diesel Unleaded Gasoline (RBOB) WTI Crude Oil	31.03%

Grains	Corn Soybean Meal Soybean Oil Soybeans Wheat	23.22%

Industrial Metals	Aluminum Copper Nickel Zinc	17.11%

Livestock	Lean Hogs Live Cattle	5.63%

Precious Metals	Gold Silver	15.59%
Softs	Coffee Cotton Sugar	7.41%

(1)	Reflects the rounded weightings of the six Commodity Groups currently included in the Bloomberg Commodity IndexSM.

Index Multipliers

The following is a list of the BCOM Index Commodities included in the Bloomberg Commodity IndexSM for 2016, as well as their respective Index Multipliers for 2016:

BCOM Index Commodities	2016 Index Multipliers
Aluminum	0.082587740
Brent Crude Oil	5.756167000
Coffee	50.632752660
Copper	96.697357350
Corn	55.143755070
Cotton	63.753041120
Gold	0.275887060
Lean Hogs	89.745315080
Live Cattle	69.154710180
Natural Gas	97.707663460
Nickel	0.007257260
Silver	7.980032560
Soybean Meal	0.280246620
Soybean Oil	252.229428220
Soybeans	17.460361630
Sugar	665.870202430
ULS Diesel	92.347028070
Unleaded Gasoline	83.182402210
Wheat (Chicago)	19.031014310
Wheat (KC HRW)	6.621529890
WTI Crude Oil	5.617478140
Zinc	0.043342510

Index Oversight and Advisory Committees

Bloomberg established an internal Index Oversight Committee to comply with the “19 Principles for Financial Benchmarks” as published by the International Organization of Securities Commissions. The committee consists of senior representatives from various Bloomberg business units. The purpose of the Index Oversight Committee is to discuss and review all aspects of the benchmark process. Additionally, an external advisory committee appointed by the Index Oversight Committee (the “Index Advisory Committee”) will convene to provide Bloomberg with guidance and feedback from the investment community on index products and processes. The Index Advisory Committee will help set index priorities and discuss potential rules changes.

Annual Reweighting and Rebalancing of the Bloomberg Commodity IndexSM

The composition of the Bloomberg Commodity IndexSM is rebalanced by Bloomberg each year pursuant to the procedures set forth in its methodology under the supervision of the Index Oversight Committee and is approved by the Index Oversight Committee in consultation with the Index Advisory Committee. Once approved by the Index Oversight Committee, the new composition is publicly announced, and takes effect in January immediately following the announcement. The weightings will be determined by the Index Oversight Committee, which has a significant degree of discretion in exercising its supervisory duties with respect to the Bloomberg Commodity IndexSM. Bloomberg will calculate the CIPs for each year in the third or fourth quarter of the previous year under the supervision of the Index Oversight Committee. The results will be publicly announced as promptly as practicable, and takes effect in January of the effective year.

For each commodity designated for potential inclusion in the Bloomberg Commodity IndexSM, liquidity is measured by the commodity liquidity percentage (the “CLP”) and production is measured by the commodity production percentage (the “CPP”). The CLP for each Designated Contract is determined by taking a five-year average of the product of the trading volume and the historic U.S. dollar value of that Designated Contract, and dividing the result by the sum of such products for all futures contracts selected as a reference contract for a commodity designated for potential inclusion in the Bloomberg Commodity IndexSM. The CPP is determined for each commodity by taking a five-year average of production figures, adjusted by the historic U.S. dollar value of the applicable Designated Contract, and dividing the result by the sum of such products for all the commodities which were designated for potential inclusion in the Bloomberg Commodity IndexSM. The CLP and CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (the “CIP”) for each commodity. The CIP is then adjusted in accordance with the diversification rules described below in order to determine the commodities which will be included in the Bloomberg Commodity IndexSM and their respective percentage weights.

To ensure that no single commodity or commodity sector dominates the Bloomberg Commodity IndexSM, the following diversification rules are applied to the annual reweighting and rebalancing of the Bloomberg Commodity IndexSM as of January of the applicable year:

•	No single commodity may constitute more than 15% of the Bloomberg Commodity IndexSM;

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Bloomberg Commodity IndexSM

•	No related group of commodities designated as a Commodity Group (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the Bloomberg Commodity IndexSM; and

•	No single commodity (e.g., natural gas or silver) may constitute less than 2% of the Bloomberg Commodity IndexSM.

The last rule above helps to increase the diversification of the Bloomberg Commodity IndexSM by giving even the smallest commodity within the basket a reasonably significant weight. Commodities with small weights initially may have their weights increased to higher than 2%. In addition to the above rules, the Bloomberg Commodity IndexSM is re-balanced annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

On the fourth Index Business Day of the month of January following the calculation of the CIPs, the CIPs are combined with the settlement prices of all of the Designated Contracts for such day to create the Commodity Index Multiplier (the “CIM”) for each Designated Contract. These CIMs remain in effect throughout the ensuing year. As a result, the observed price percentage of each Designated Contract will float throughout the year until the CIMs are reset the following year based on new CIPs.

Computation of the Bloomberg Commodity IndexSM

Bloomberg calculates the Bloomberg Commodity IndexSM by applying the impact of the changes to the prices of the Designated Contracts (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Bloomberg Commodity IndexSM is a mathematical process whereby the CIMs for the BCOM Index Commodities are multiplied by the respective prices in U.S. dollars for the applicable Designated Contracts. These products are then summed. The daily percentage change in this sum is then applied to the prior day’s level of the Bloomberg Commodity IndexSM to calculate the current level of the Bloomberg Commodity IndexSM.

Month Forward Versions of the Bloomberg Commodity IndexSM

The month forward version of the Bloomberg Commodity IndexSM follows the methodology of the Bloomberg Commodity IndexSM, except that the futures contracts used for calculating the month forward version index are advanced, as compared to the Bloomberg Commodity IndexSM, such that the delivery months for the reference contracts are later than those of the corresponding reference contracts used for the Bloomberg Commodity IndexSM. The Bloomberg Commodity Index Family currently includes a one-month forward version, a two-month forward version and a three-month forward version.

License Agreement

One of our affiliates has entered into a non-exclusive license agreement licensing to us and to certain of our affiliated companies, in exchange for a fee, the right to use the Bloomberg Commodity Index Family, which is owned and published by Bloomberg, in connection with certain products, including the Notes.

The license agreement provides that the following language must be set forth in this product supplement:

“Bloomberg®”, “Bloomberg Commodity IndexSM”, “Bloomberg Commodity Index Total ReturnSM”, “Bloomberg Commodity Index 1 Month ForwardSM”, “Bloomberg Commodity Index 2 Month ForwardSM”, “Bloomberg Commodity Index 3 Month ForwardSM”, “Bloomberg Commodity Index 1 Month Forward Total ReturnSM”, “Bloomberg Commodity Index 2 Month Forward Total ReturnSM” and “Bloomberg Commodity Index 3 Month Forward Total ReturnSM” are service marks of Bloomberg and have been licensed for use by us for certain purposes.

The Notes are not sponsored, endorsed, sold or promoted by Bloomberg, UBS AG, UBS Securities LLC (“UBS Securities”) or any of their subsidiaries or affiliates. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparties to the Notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the Notes particularly. The only relationship of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates to us is the licensing of certain trademarks, trade names and service marks and of the Reference Asset, which is determined, composed and calculated by Bloomberg in conjunction with UBS Securities without regard to us or the Notes. Bloomberg and UBS Securities have no obligation to take our needs or the needs of the owners of the Notes into consideration in determining, composing or calculating the Reference Asset. None of Bloomberg, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to the holders of the Notes, in connection with the administration, marketing or trading of the Notes. Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by us, but which may be similar to and competitive with the Notes. In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indices and commodity futures (including the Bloomberg Commodity IndexSM and the Reference Asset), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indices and commodity futures. It is possible that this trading activity will affect the value of the Reference Asset and the Notes.

This product supplement relates only to the Notes and does not relate to the exchange-traded physical commodities underlying any of the index components. Purchasers of the Notes should not conclude that the inclusion of a futures contract in the Reference Asset is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates. The information in this product supplement regarding the index components has been derived solely from publicly available documents. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the index components in connection with the Notes. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the index components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE REFERENCE ASSET OR ANY DATA RELATED THERETO AND NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE REFERENCE ASSET OR ANY DATA RELATED THERETO. NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE REFERENCE ASSET OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE MAXIMUM EXTENT ALLOWED BY LAW, BLOOMBERG, ITS LICENSORS (INCLUDING UBS), AND THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, SUPPLIERS AND VENDORS SHALL HAVE NO LIABILITY OR RESPONSIBILITY WHATSOEVER FOR ANY INJURY OR DAMAGES—WHETHER DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR OTHERWISE—ARISING IN CONNECTION WITH THE NOTES OR THE REFERENCE ASSET OR ANY DATA OR VALUES RELATING THERETO—WHETHER ARISING FROM THEIR NEGLIGENCE OR OTHERWISE, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG BLOOMBERG, UBS SECURITIES AND US, OTHER THAN UBS AG.

S&P GSCI® Index

The S&P GSCI® Index is a production-weighted index, designed as a benchmark for investment in the commodity markets and as a measure of commodity market performance over time. Individual components qualify for inclusion in the S&P GSCI® Index on the basis of liquidity and are weighted by their respective world production quantities. There is no limit on the number of contracts that may be included in the S&P GSCI® Index.

The Goldman Sachs Group, Inc. (the “Goldman Group”) first began publishing the S&P GSCI® Index in 1991. In addition, although the S&P GSCI® Index was not published prior to that time, the Goldman Group calculated the historical levels of the S&P GSCI® Index and related indices beginning on January 2, 1970, based on actual prices from that date forward and the selection criteria, methodology, and procedures in effect during the applicable periods of calculation (or, in the case of all calculation periods prior to 1991, based on the selection criteria, methodology, and procedures adopted in 1991). The S&P GSCI® Index was normalized to a level of 100 on January 2, 1970, in order to permit comparisons of the levels of the S&P GSCI® Index to be made over time. S&P Dow Jones Indices (“S&P”) acquired the S&P GSCI® Index and its sub-indices from the Goldman Group in February 2007.

The S&P GSCI® Index Methodology

The S&P GSCI® Index methodology is divided into five substantive sections: (1) the selection criteria for inclusion of contracts in the S&P GSCI® Index; (2) the methodology for determining the weight of each contract; (3) the methodology for determining the contract expirations of each contract included in the S&P GSCI® Index; (4) the methodology for determining the normalizing constant used in calculating the level of the S&P GSCI® Index; and (5) the methodology for calculating the level of the S&P GSCI® Index. Together, these elements determine the level of the S&P GSCI® Index on any given day, which is equal to the total dollar weight of the S&P GSCI® Index divided by a normalizing constant that assures the continuity of the S&P GSCI® Index over time.

The S&P GSCI® Index Committee

The S&P GSCI® Index Committee (the “Committee”) oversees the daily management and operations of the S&P GSCI® Index, and is responsible for all analytical methods and calculation in the S&P GSCI® Index and its sub-indices. The Committee is comprised of full-time professional members of S&P’s staff. At each meeting, the Committee reviews any issues that may affect index constituents, statistics comparing the composition of the indices to the market, commodities that are being considered as candidates for addition to an index, and any significant market events. In addition, the Committee may revise index policy covering rules for selecting commodities, or for other matters.

S&P has established an S&P GSCI® Index Advisory Panel (the “Panel”) to assist it in connection with the operation of the S&P GSCI® Index. The Panel consists of industry and investment leaders drawn from organizations that use the S&P GSCI or which are active participants or observers of the global commodities market. The Panel meets on an annual basis and at other times at the request of the Committee. The principal purpose of the Panel is to advise the Committee with respect to, among other things, the calculation of the S&P GSCI® Index, the effectiveness of the S&P GSCI® Index as a measure of commodity futures market performance, and the need for changes in the composition or methodology of the S&P GSCI® Index. The Panel acts solely in an advisory and consultative capacity and does not make any decisions with respect to the composition, calculation, or operation of the S&P GSCI® Index.

S&P GSCI® Contract Eligibility Requirements

To be eligible for inclusion in the S&P GSCI® Index, a commodity futures contract (a “Contract”) must:

(i)	be based on a physical commodity and may not be based on a financial commodity;

(ii)	have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified time period, in the future;

(iii)	at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement;

(iv)	be traded on a trading facility that allows market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations (discussed below) included in the S&P GSCI that, any given point in time, will be involved in the rolls to be effected in the next three roll periods (discussed below);

(v)	be denominated in U.S. dollars;

(vi)	be traded on or through a trading facility that has its principal place of business in a country that is a member of the Organization for Economic Cooperation and Development that:

(a)	makes price quotations generally available to its members in a manner that provides reasonably reliable indications of the level of the particular market at any given point in time;

(b)	makes reliable trading information available to S&P so that S&P can make monthly determinations;

(c)	accepts bids and offers from multiple participants or price providers; and

(d)	is accessible to a sufficiently broad range of participants;

(vii)	include a reference or benchmark price that has been available on a continuous basis for at least two years prior to the proposed date of inclusion, provided that in appropriate circumstances, S&P, in consultation with the Committee, may determine that a shorter time period is sufficient or that historical reference prices for that Contract may be derived from reference price for a similar or related Contract;

(viii)	include a reference price for that Contract which must be published between 10:00 AM and 4:00 PM in New York City, on each business day on which the relevant trading facility is open and trades in the Contract;

(ix)	have available volume data for at least three months immediately preceding the date on which the determination is made;

(x)	be traded over a sufficient time period on each day so as to sufficiently support the tradability of the S&P GSCI® Index taken as a whole; and

(xi)	satisfy volume trading requirements and certain percentage dollar weight requirements.

The index currently consists of twenty-four commodity futures on physical commodities from across five sectors: energy, agriculture, livestock, industrial metals and precious metals.

Contracts included in the S&P GSCI® Index for 2016:

TradingFacility	Commodity (Contract)	Ticker	2016 Contract Production Weight	2016 Reference Percentage Dollar Weights (%)
CBT	Chicago Wheat	W	20,181.80	3.53
KBT	Kansas Wheat	KW	4,731.46	0.88
CBT	Corn	C	33,563.30	4.23
CBT	Soybeans	S	8,986.09	2.95
ICE—US	Coffee	KC	18,477.47	0.94
ICE—US	Sugar	SB	350,467.60	1.59
ICE—US	Cocoa	CC	4.50	0.45
ICE—US	Cotton	CT	55,730.30	1.19
CME	Live Cattle	LC	92,186.84	4.79
CME	Feeder Cattle	FC	21,383.20	1.55
CME	Lean Hogs	LH	87,671.93	2.30
NYM / ICE	WTI Crude Oil	CL	11,568.56	23.04
ICE—UK	Brent Crude Oil	LCO	9,256.43	20.43
ICE—UK	Gasoil	LGO	294.97	5.82
NYM	Heating Oil	HO	78,754.85	5.21
NYM	RBOB Gasoline	RB	84,209.46	5.31
NYM / ICE	Natural Gas	NG	31,615.91	3.24
LME	Aluminum	MAL	47.09	2.88
LME	Copper	MCU	19.10	3.85
LME	Lead	MPB	1.52	0.70
LME	Nickel	MNI	9.48	0.60
LME	Zinc	MZN	12.38	0.88
CMX	Gold	GC	81.79	3.24
CMX	Silver	SI	752.97	0.39

Contract Daily Return

The contract daily return on any given day is equal to the ratio of the total dollar weight on such day and the total dollar weight of the S&P GSCI® Index on the preceding day, minus one.

The total dollar weight of the S&P GSCI® Index is the sum of the dollar weight of each of the underlying commodities. The dollar weight of each commodity on any given day is equal to the product of (i) the daily contract reference price, (ii) the appropriate contract production weight (“CPW”), and (iii) during a roll period, the appropriate “roll weight” (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided that, if the price is not made available or corrected by 4:00 P.M. New York City time, S&P may determine the appropriate daily contract reference price for the applicable futures contract for purposes of the relevant S&P GSCI® Index calculation and will disclose the basis for such determination.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. Since the S&P GSCI® Index is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCI® Index also takes place over a period of days at the beginning of each month (referred to as the “roll period”). On each day of the roll period, the “roll weights” of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCI® Index is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If any of the following conditions exists on any day during a roll period, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist: (i) such day is not a trading day for the first nearby contract expiration or the more distant contract expiration; (ii) any contract reference price represents the maximum or minimum price for such contract, based on exchange price limits; (iii) the daily contract reference price published by the relevant trading facility reflects manifest error and such error is not corrected by the time when the S&P GSCI® Index is calculated, or such price is not published by 4:00 P.M., New York City time (in that event, S&P may determine a daily contract reference price and complete the relevant portion of the roll based on that price, but must revise the portion of the roll if the trading facility publishes a price before the opening of trading on the next day); or (iv) trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll will be effected in its entirety on the next day on which such conditions no longer exist.

Contract Expirations

Because the S&P GSCI® Index is composed of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.” The contract expirations included in the S&P GSCI® Index for each commodity during a given year are designated by S&P, provided that each such contract must be an “active contract.” For this purpose, an “active contract” is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the S&P GSCI® Index will be calculated during the remainder of the year in which the deletion occurs on the basis of the remaining contract expirations designated by S&P. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI® Index. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI® Index.

Composition of S&P GSCI® Sub-Indices

The following table sets forth the sub-indices of the S&P GSCI® Index, including the Index, their approximate percentage composition of the S&P GSCI® Index (by dollar weight), and the index commodities that may be included in each.

Sub Index	2016(%)	Included Commodities
Energy	63.56%	Crude Oil (and supporting contracts) and Natural Gas
Petroleum	60.33%	Crude Oil (and supporting contracts)
Non-Energy	36.95%	All commodities not included in Energy Sub-Index
Agriculture	15.76%	Wheat (Chicago and Kansas), Corn, Soybeans, Coffee, Sugar, Cocoa, and Cotton
Grains	11.59%	Wheat (Chicago and Kansas), Corn and Soybeans
Livestock	8.64%	Lean Hogs, Live Cattle and Feeder Cattle
Industrial Metals	8.91%	Aluminum, Copper, Lead, Nickel and Zinc
Precious Metals	3.65%	Gold and Silver

License Agreement

S&P does not guarantee the accuracy and/or the completeness of the S&P GSCI® Index or any data included in the S&P GSCI® Index. S&P shall have no liability for any errors, omissions, or interruptions in the S&P GSCI® Index. S&P makes no warranty, express or implied, as to results to be obtained by MLPF&S, us, the Guarantor, holders of the Notes or any other person or entity from the use of the S&P GSCI® Index or any data included in the S&P GSCI® Index in connection with the rights licensed under the license agreement described in this product supplement or for any other use. S&P makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the S&P GSCI® Index or any data included in the S&P GSCI® Index. Without limiting any of the above information, in no event shall S&P have any liability for any special, punitive, indirect, or consequential damages, including lost profits, even if notified of the possibility of these damages.

S&P and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use the S&P GSCI® Index in connection with offerings of the Notes. The license agreement provides that the following language must be stated in this product supplement:

“The Notes are not sponsored, endorsed, sold, or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P GSCI® Index to track general commodity market performance. S&P’s only relationship to MLPF&S and to us (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of S&P and of the S&P GSCI® Index which is determined, composed, and calculated by S&P without regard to MLPF&S, us, the Guarantor or the Notes. S&P has no obligation to take the needs of MLPF&S, our needs, or the needs of the holders of the Notes into consideration in determining, composing, or calculating the S&P GSCI® Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the Notes, prices at which the Notes are to initially be sold, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing, or trading of the Notes.”

The S&P GSCI® Index is not owned, endorsed, or approved by or associated with The Goldman Sachs Group, Inc. or its affiliated companies.

Rogers International Commodity Index®

The Rogers International Commodity Index® (the “RICI®”) may be calculated as either a total return index or an excess return index and we refer herein to such indices collectively as the “RICI® Indices.”

Overview

The RICI® Indices are composite, U.S. dollar-based, indices created by James B. Rogers, Jr. (“Rogers”) in the late 1990’s. Rogers and Beeland Interests, Inc. (“Beeland”) are not affiliated with us or MLPF&S. None of us, the Guarantor, the Calculation Agent, or MLPF&S is affiliated with Rogers or Beeland, or participate in designing the RICI® Indices. MLCI, one of our affiliates, is a representative on the RICI® Committee (as defined below). The level of each of the RICI® Indices is calculated by CQG, Inc. in its capacity as the RICI® Official Global Calculation Agent of the RICI® Indices.

The RICI® represents the value of a basket of commodities consumed in the global economy (the “RICI® Index Commodities”). The value of each component is based on closing prices of the corresponding futures contracts (the “RICI® Index Components”), each of which is valued as part of a fixed-weight portfolio.

Below is a list of the RICI® Index Components, together with their respective codes, exchanges, currencies and their Index Weights (as defined below):

Contracts	Codes	Exchanges	Currencies	Index Weights*
Crude Oil	CL	NYMEX	USD	16.00%
Brent	BRN	ICE[1] EU	USD	13.00%
Gold	GC	COMEX	USD	5.00%
Natural Gas	NG	NYMEX	USD	5.00%
Corn	C	CBOT	USD	4.75%
Wheat	W	CBOT	USD	4.75%
Cotton	CT	ICE US	USD	4.20%
Aluminum	AH	LME[2]	USD	4.00%
Copper	CA	LME	USD	4.00%
Silver	SI	COMEX	USD	4.00%
Soybeans	S	CBOT	USD	3.50%
RBOB Gasoline	RB	NYMEX	USD	3.00%
Coffee	KC	ICE US	USD	2.00%
Lead	PB	LME	USD	2.00%
Live Cattle	LC	CME	USD	2.00%
Soybean Oil	BO	CBOT	USD	2.00%
Zinc	ZS	LME	USD	2.00%
Heating Oil	HO	NYMEX	USD	1.80%
Platinum	PL	NYMEX	USD	1.80%
Gas Oil	GAS	ICE EU	USD	1.20%
Cocoa	CC	ICE US	USD	1.00%
Lean Hogs	LH	CME	USD	1.00%
Lumber	LB	CME	USD	1.00%
Milling Wheat	EBM	EURONEXT	EUR	1.00%
Nickel	NI	LME	USD	1.00%
Rapeseed	ECO	EURONEXT	EUR	1.00%
Rubber	81	TOCOM	JPY	1.00%
Sugar	SB	ICE US	USD	1.00%
Tin	SN	LME	USD	1.00%
Wheat	KW	CME	USD	1.00%
White Sugar	W	ICE EU	USD	1.00%
Rice	RR	CBOT	USD	0.75%
Soybean Meal	SM	CBOT	USD	0.75%
Orange Juice	OJ	ICE US	USD	0.60%
Oats	O	CBOT	USD	0.50%
Palladium	PA	NYMEX	USD	0.30%
Milk Class III	DA	CME	USD	0.10%

*

The weights shown above are the weights of each RICI® Index Component as of the February 2014 roll period. “Index Weight” is the percentage index weight fixed for each component represented in the RICI® index methodology and ratified by the RICI® Committee.

[1]

ICE Futures through its affiliate ICE Data LLP provides the pricing data for the ICE components of the RICI® and such data is used subject to license by ICE Futures and ICE Data LLP; but for such license, Beeland would not have the right to use such pricing data in providing the Index Values through its Official Global Calculation Agent, CQG, Inc. The ICE pricing data is provided “as is” and without representation or warranty.

[2]

The London Metal Exchange Limited provides the pricing data for the LME components of the RICI®. All references to the LME pricing data are used with the permission of the LME and LME has no involvement with and accepts no responsibility for any RICI® product or any part of the RICI®, Rogers International Commodity Index®—Metals, Rogers International Commodity Index®—Industrial Metals, their suitability as the basis for an investment, or their future performance.

The RICI® Committee

The RICI® Indices are maintained and reviewed by the members of the Rogers International Commodity Index® Committee (the “RICI® Committee”). For the sake of transparency, consistency, and stability, composition changes are rare, and generally occur only after significant shifts in the world economy or markets. When such an event necessitates that one component be modified, the entire RICI® Indices are reviewed. The RICI® Committee members monitor the RICI® Indices daily in case of needed changes. The RICI® Committee bases its selection on world consumption patterns and liquidity.

Index Composition

The Process

The contracts chosen for the basket of commodities that are included in the RICI® Indices are required to fulfill the various conditions described below. Generally, the selection and weights of the items in the RICI® Indices are reviewed annually by the RICI® Committee, and weights for the next year are assigned every November or December. In order to maintain investability and stability, the composition of the RICI® Indices generally will not be changed unless severe circumstances in fact occur. Such “severe circumstances” may include (but are not restricted to):

•	continuous adverse trading conditions for a single contract (e.g., trading volume collapses); or

•	critical changes in the global consumption pattern (e.g., scientific breakthroughs that fundamentally alter consumption of a commodity).

Exchanges and Non-Traded Items

All commodities included in the RICI® Indices must be publicly traded on recognized exchanges in order to ensure ease of tracking and verification. The 9 international exchanges currently recognized by the RICI® Committee are:

1. Chicago Board of Trade (USA)

2. Chicago Mercantile Exchange (USA)

3. COMEX (USA)

4. ICE Futures Europe (UK)

5. ICE Futures US (USA)

6. London Metal Exchange (UK)

7. NYMEX (USA)

8. Euronext (EU-Paris)1

9. The Tokyo Commodity Exchange (Japan)

[1]	Formerly NYSE Liffe (EU-Paris)

General Commodity Eligibility

A commodity may be considered suitable for inclusion in the RICI® Indices if it plays a significant role in worldwide (developed and developing economies) consumption. “Worldwide consumption” is measured by tracking international import and export patterns, and domestic consumption environments of the world’s prime commodity consumers. Only raw materials that reflect the current state of international trade and commerce are eligible to be included in the RICI® Indices. Commodities that are merely linked to national consumption patterns will not be considered. The RICI® Indices are not related to any commodities production data.

Commodity Screening Process

Data of private and governmental providers concerning the world’s most consumed commodities is actively monitored and analyzed by the members of the RICI® Committee throughout the year. In order to obtain the most accurate picture of international commodities consumption, a wide range of sources on commodities demand and supply are consulted. The findings of this research are then condensed into the different commodities contracts weights included in the RICI® Indices. Sources of data as to global commodity consumption include:

•	Industrial Commodity Statistics Yearbook, United Nations (New York)

•	Commodity Trade Statistics Database, United Nations Statistics Division (New York)

•	Copper Bulletin Yearbook, International Copper Study Group (Lisbon)

•	Foreign Agricultural Service’s Production, Supply and Distribution Database, U.S. Department of Agriculture (Washington, DC)

•	Manufactured Fiber Review, Fiber Economics Bureau, Inc. (Arlington, VA)

•	Monthly Bulletin, International Lead and Zinc Study Group (London)

•	Quarterly Bulletin of Cocoa Statistics, International Cocoa Organization (London)

•	Rubber Statistical Bulletin, International Rubber Study Group (London)

•	Statistical Bulletin Volumes, Arab Gulf Cooperation Council (GCC) (Saudi Arabia)

•	Sugar Yearbook, International Sugar Organization (ISO) (London)

•	World Agriculture Assessments of Intergovernmental Groups, Food & Agriculture Organization of the United Nations (Rome)

•	World Commodity Forecasts, Economist Intelligence Unit (London)

•	World Cotton Statistics, International Cotton Advisory Committee (Washington, DC)

•	World Metals Statistics, World Bureau of Metal Statistics (London)

Contract Characteristics

In order to determine whether a specific commodity contract is actually investable, the RICI® Committee screens the volume and liquidity data of international exchanges, published on a regular basis by the Futures Industry Association (Washington D.C., United States). Additionally, individual exchange data on contracts may also be included in the process.

If a commodity contract trades on more than one exchange, generally the most liquid contract globally, in terms of volume and open interest combined, is then aimed to be selected for inclusion in the RICI® Indices, taking legal considerations into account. Beyond liquidity, the RICI® Committee seeks to include the contract representing the highest quality grade of a specific commodity.

Index Weights

Initial Weights

The initial weights of the futures contracts in the RICI® Indices are effective as of the January 2012 roll period and are set forth in the chart above.

Changes in Weights and/or Index Composition

As noted, the RICI® Committee reviews the selection and weights of the futures contracts in the RICI® Indices annually. Thus, weights are potentially reassigned towards the end of the year for the following year, usually in November or December.

Monthly Rolling of Contracts

All of the futures contracts used to calculate the RICI® Indices are rolled according to rules set forth in The RICI® Handbook: The Guide to the Rogers International Commodity Index®. The RICI® Indices usually roll over three days and the “roll period” usually starts on the day prior to the last RICI® Business Day (as defined below) of the month and ends on the first RICI® Business Day of the following month. On the last day of the roll period, the roll is completed unless the roll period is extended for a RICI® Indices component as a result of a RICI® Market Disruption Event (as defined below). Generally, if the next calendar month of a futures contract includes a first notice day, a delivery day or historical evidence that liquidity migrates to a next contract month during this period, then the next contract month is intended to be applied to calculate each of the RICI® Indices, taking legal constraints into account. For example, at the end of November, the January crude oil contract is replaced by the February crude oil contract.

RICI® Market Disruption Events

A “RICI® Market Disruption Event” will be deemed to have occurred on any day upon which the trading of a contract involved in the RICI® calculation is disrupted or the fair determination of its price is interfered with, subject to the following:

a. The settlement price for the contract as determined by the exchange is at the limit of its permissible trading range.

b. No settlement price for that contract is determined by midnight on the day of trading in the time zone in which the exchange is located.

c. The exchange upon which the contract trades closes trading in that contract at a time prior to the published closing time, unless the altered closing time was brought to public attention by the closing time on the trading day prior to the day in question.

d. The settlement closing price published by the exchange is not deemed, in the opinion of the RICI® Committee, to properly reflect the fair price of that contract as determined by its free and fair trading on that exchange.

e. A local holiday or an exceptional exchange closure day is deemed a RICI® Market Disruption Event.

If a RICI® Market Disruption Event occurs during the roll or rebalancing period for one or more commodities, the specific contracts involved are neither rolled nor rebalanced on that day. For those contracts, the roll weights and the Monthly Contract Weights (“MCWs”) remain identical to the values they had on the RICI® Business Day immediately preceding the RICI® Market Disruption Event. However, conversion of non-USD prices will use the current RICI® Business Day’s applicable exchange rate. The roll period and the rebalancing period will be extended for this or these particular commodities only until the next available business day upon which no RICI® Market Disruption Event occurs for that or those commodities. On that day, the roll will accelerate to the ratios that would be used on that date if there were no RICI® Market Disruption Event on the prior business day. Outside of the roll and rebalancing period, the RICI® is calculated using the last trading price available on the exchange. In particular, the calculation of the MCWs will, in the normal course of events, take place using the last price available regardless of whether a RICI® Market Disruption Event has occurred. However, under extreme conditions, the RICI® Committee reserves the right to adjust any prices used in the RICI® calculation. This may occur if the settlement price is deemed to materially differ from the fair price for that commodity determined by trading on that day and if use of the official settlement price would not be in the interest of Index investors. In this case, an alternative settlement price or prices may be determined and used for the RICI® calculation until fair trading is resumed and the exchange quoted settlement price can again be relied upon. In this case, the prices used in the calculation of the RICI® and the calculation of MCWs will be published along with the mechanism for their determination. Should any exchange amend the settlement price for a contract involved in the RICI® calculation and do so in a timely manner, the RICI® Committee may, if deemed appropriate, reflect this change by adjusting the published level of the RICI®.

A “RICI® Business Day” is a day on which all United States based exchanges that list futures contracts included in the RICI® are open for business (including half-day opening).

Rebalancing of the RICI® Index Components

The RICI® Indices are rebalanced monthly during each roll period using the RICI® Initial Weights.

Data Source

Each of the RICI® Indices calculations is based on the official commodity exchanges’ prices of the futures contracts used.

Exceptional Occurrences

If, for any reason, one of the components included in the RICI® Indices ceases to exist or its liquidity decreases to unacceptable levels, or any other similar event occurs with similar consequences, as determined at the discretion of the RICI® Committee, the RICI® Committee will call an exceptional meeting to assess the situation and decide on a replacement for this component or on a change in the weight. For example, following the fall of the Malaysian ringgit in 1998, the liquidity of the palm oil futures contract on the Kuala Lumpur Commodity Exchange decreased to a point where it became impossible to trade it. In that case, the RICI® Committee called an exceptional meeting at which it was determined that the palm oil futures contract would be replaced by the soybean oil contract that trades on the Chicago Board of Trade.

Reference Rates

The foreign exchange rates used to convert the value of the futures contracts denominated in its original currency into U.S. dollars are determined according to market standards and practices and is adjusted by a “CRY Factor”. The “CRY Factor” is the adjusting factor used in the foreign currency conversion, and is either +1 or -1 depending on the currency.

If applicable, the daily reference rate used to calculate the RICI® Indices is a function of the available reference rate, which is the 91-Day U.S. Treasury Bill (3 months) auction rate, designated as “High Rate” as published in the “Treasury Security Auction Results” report, published by the Bureau of Public Debt and available on Bloomberg USB3MTA Index <GO> or Reuters USAUCTION9. The rate is generally published once per week on Monday and effective on the RICI® Business Day immediately following.

Changes to LME Contracts

The RICI® Committee replaced the 3-month forward LME contract with the appropriate 3rd Wednesday contract and defined a new roll matrix for each LME contract included in the RICI® Indices for the new contracts, the real time calculation uses the last official price of the 3rd Wednesday of the appropriate month adjusted by the real time change of the corresponding 3-month forward contract. This change was implemented during the January 2008 roll period.

License Agreement

One of our affiliates has entered into a non-exclusive license agreement with Beeland providing for the license to us, in exchange for a fee, of a right to use indices owned by Beeland in connection with the Notes.

“Jim Rogers”, “James Beeland Rogers, Jr.”, “Rogers”, “Rogers International Commodity Index” and “RICI” are trademarks, service marks and/or registered trademarks of Beeland Interests, Inc., which is owned and controlled by James Beeland Rogers, Jr., and are used subject to license. The personal names and likeness of Jim Rogers/James Beeland Rogers, Jr. are owned and licensed by James Beeland Rogers, Jr.

Beeland Interests, Inc. is under no obligation to continue the RICI® Indices. No inference should be drawn from the information contained in this term sheet that Beeland Interests, Inc. makes any representation or warranty, implied or express, to us, the Guarantor, MLPF&S, the holder of the Notes or any other person or entity regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Notes to track general commodity market performance. Beeland Interests, Inc. has no obligation to take the needs of us, the Guarantor, MLPF&S, the holders of the Notes or any other person or entity into consideration in determining or composing any of the RICI® Indices. Beeland Interests, Inc. is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be settled in cash. Beeland Interests, Inc. has no obligation or liability in connection with the administration or marketing of the Notes.

The Notes are not sponsored, endorsed, sold, or promoted by Beeland Interests, Inc. or James Beeland Rogers, Jr. Neither Beeland Interests, Inc. nor James Beeland Rogers, Jr. makes any representation or warranty, express or implied, nor accepts any responsibility, regarding the accuracy or completeness of this product supplement, or the advisability of investing in securities or commodities generally, or in any Notes or in futures particularly.

BEELAND INTERESTS, INC. DOES NOT, NOR DOES ANY OF ITS AFFILIATES OR AGENTS, GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE ROGERS INTERNATIONAL COMMODITY INDEX® (RICI®), ANY SUB-INDEX THEREOF OR ANY DATA INCLUDED THEREIN. SUCH PERSON SHALL NOT HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN AND MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RICI®, ANY SUB-INDEX THEREOF, ANY DATA INCLUDED THEREIN OR THE NOTES. NEITHER BEELAND INTERESTS, INC. NOR ANY OF ITS AFFILIATES OR AGENTS MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EACH EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RICI®, ANY SUB-INDEX THEREOF AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BEELAND INTERESTS, INC. OR ANY OF ITS AFFILIATES OR AGENTS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

BofA Merrill Lynch Commodity index eXtraSM

The BofA Merrill Lynch Commodity index eXtraSM (the “MLCX”) was created in 2006 and is designed to provide a benchmark for the performance of the commodity market and for investment in commodities as an asset class. The MLCX is comprised of futures contracts on physical commodities (the “MLCX Contracts”). As the exchange traded futures contracts that comprise the MLCX approach the month before expiration, they are replaced by contracts that have later expiration dates. This process is referred to as “rolling.” The MLCX rolls over a 15-index business day period each month.

BofAML Global Research is the administrator of the MLCX. To assist in the oversight of the MLCX, BofAML has established a committee comprised of members of BofAML Global Research (the “Index Committee”), which has primary responsibility for review and maintenance of the MLCX and its methodologies.

Construction

The MLCX was created using the following four main principles:

1. Liquidity—The futures contracts included in the MLCX should be sufficiently liquid to accommodate the level of trading needed to support the MLCX. The selection mechanism is therefore based primarily on liquidity.

2. Weighting—The weight of each futures contract in the MLCX should reflect the value of the global production of the related commodity, as a measure of the significance of the commodity in the global economy, with appropriate adjustments to avoid “double counting.”

3. Market Sectors—Each Market Sector (as defined below) should be adequately represented in the MLCX in relation to its share of the global market, adjusted to avoid excessive exposure to any one Market Sector.

4. Rolling—Futures contracts that comprise the MLCX that are near their expiration are rolled during a fifteen day period to limit the market impact that such contract rolls could have.

The MLCX contains six market sectors: (1) energy; (2) base metals; (3) precious metals; (4) grains & oil seeds; (5) livestock; and (6) soft commodities & others (each, a “Market Sector”). As a general rule, each Market Sector contains a minimum of two and a maximum of four MLCX Contracts. However, the MLCX was revised in 2014 to allow the energy sector to expand to five commodities by including both WTI and Brent crude oil contracts (as opposed to only Brent in 2013). This change was adopted to reflect the development of two distinct oil markets: North America (“WTI”) and Rest of the World (“Brent”) crude production.

Exchange Selection

As part of its annual review, the Index Committee determines the set of exchanges from which MLCX constituent futures contracts will be selected (the “Selected Exchanges”). The Index Committee reserves the right to modify the list of Selected Exchanges at any time during the year, including the addition or removal of an exchange from the list, as it deems such changes to be necessary or appropriate in its discretion. To be considered for selection, an exchange must be located in a country that is a member of the Organization for Economic Co-Operation and Development. The exchange must also be a principal trading forum, based on relative liquidity, for U.S. dollar-denominated futures contracts on major physical commodities. The four selected exchanges currently are: (1) the NYMEX (NYMEX and COMEX Divisions); (2) the CME (CME and CBOT Divisions); (3) the LME; and (4) the ICE Futures Exchange (the “ICE”) (ICE Futures Europe and ICE Futures US Divisions).

Contract Selection

Eligibility

To be an “Eligible Contract,” a commodity futures contract must satisfy all of the following requirements:

•	it must be denominated in U.S. dollars;

•

it must be based on the price of a physical commodity in one of the Market Sectors represented in the MLCX and provide for cash settlement or physical delivery at a specified time, or during a specified period, in the future;

•	detailed trading volume data regarding the contract must be available for at least two years prior to the initial inclusion of the contract in the MLCX;

•	the contract must have a Total Trading Volume, or TTV (as defined below), of at least 500,000 contracts for each twelve-month period beginning on July 1 and ending on June 30; and

•

Reference Prices must be publicly available on a daily basis either directly from the Selected Exchange or, if available through an external data vendor, on any day on which the relevant exchange is open for business. “Reference Prices” are the official settlement or similar prices posted by the relevant Selected Exchange (or its clearinghouse) with respect to a contract and against which positions in such contract are margined or settled.

An Eligible Contract is selected for inclusion in the MLCX only after application of the requirements for a minimum and maximum number of contracts from each Market Sector. A contract that does not otherwise satisfy all of the foregoing requirements may nevertheless be included in the MLCX if the inclusion of the contract is, in the judgment of the Index Committee, necessary or appropriate to maintain the integrity of the MLCX and/or to advance the objectives of the MLCX. Every year, the Index Committee compiles a list of all commodity futures contracts traded on the Selected Exchanges and a list of the Eligible Contracts that satisfy the foregoing criteria. This list will be used to determine the commodities futures contracts which will be included in the MLCX.

Liquidity

Eligible Contracts are ranked on the basis of their liquidity. Liquidity is measured by a contract’s “Total Trading Volume” (“TTV”) and the value of that trading volume. The “Total Trading Volume” with respect to each contract traded on a Selected Exchange is equal to the sum of the daily trading volumes in all expiration months of the contract on each day during the most recent twelve-month period beginning on July 1 and ending on June 30. The “Contract Size” (“CS”) is the number of standard physical units of the underlying commodity represented by one contract. For example, the Contract Size of a crude oil futures contract is 1,000 barrels. The “Average Reference Price” (“ARP”), which is used to determine the value of the Total Trading Volume, is the average of the Reference Prices of the Front-Month Contract (as defined below) for an MLCX contract on each Trading Day (as defined below) during the twelve-month period beginning on July 1 and ending on June 30 of each year. A “Front-Month Contract” on any given day is the futures contract expiring on the first available contract expiration month after the date on which the determination is made. A “Trading Day” means any day on which the relevant Selected Exchange is open for trading. “Liquidity” (“LIQ”) is therefore equal to the Total Trading Volume, multiplied by the Contract Size with respect to each contract, multiplied by the Average Reference Price for that contract: LIQ = TTV × CS × ARP.

Once the LIQ is determined, the Eligible Contracts are listed in order of their LIQ, from highest to lowest. Each MLCX Market Sector must be represented by a minimum of two and a maximum of four (five for Energy) Eligible Contracts. The MLCX will only include the Eligible Contracts with the highest LIQs. The “Redundant Contracts,” which are less liquid Eligible Contracts representing the same MLCX commodity, are excluded. For instance, the list of futures contracts that comprise the MLCX includes an Eligible Contract on Brent crude oil but excludes a contract on WTI crude oil as a Redundant Contract.

The selection of Eligible Contracts and determination of the futures contracts that comprise the MLCX occur once a year. The results for the following calendar year will be announced before the first NYMEX Business Day (as defined below) of November. “NYMEX Business Day” is any day that the NYMEX rules define as a trading day.

Based on this selection process, the MLCX may include from 12 to 25 commodity futures contracts.

Weighting

The weight of each MLCX Contract is based on the global production of the related commodity underlying the contract, provided that the contract reflects global prices for that commodity. In some cases, however, MLCX Contracts only have pricing links to a limited number of markets around the world. For instance, the NYMEX natural gas contract primarily represents the U.S. market and the surrounding North American markets in Canada and Mexico. In addition, some European gas markets, such as the U.K., are developing an increasing link to U.S. natural gas prices through the liquefied natural gas market. As a result, rather than using production of natural gas in the world or in the United States to assign a weight to the natural gas contract in the MLCX, the natural gas production of the United

States, Canada, Mexico and the U.K. have been aggregated. Similarly, as U.S. livestock prices can be affected by local issues such as disease and trade restrictions, the livestock component of the MLCX has been limited to production of cattle and hogs in the United States, instead of using global production weights. In addition, for the WTI contract only North American production (United States, Canada and Mexico) is considered, while for the Brent contract global production outside of North America is included. Also, certain commodities are derived from other commodities in various forms. The MLCX differentiates between “intermediate” and “final” commodities (e.g., those that are used in the production of other commodities, versus those that are not), adjusting for double-counting to assign proportional weights to “upstream” commodities. For example, the MLCX avoids double-counting the input of grain in the agricultural side of the commodity markets by extracting the amount of corn and soymeal used for livestock feeding purposes.

Rolling

Each MLCX Contract is rolled into the next available contract month in advance of the month in which expiration of the contract occurs. The rolling process takes place over a 15-day period during each month prior to the relevant expiration month of each contract, which reduces the impact that the roll might have on the market. The rolling of contracts is effected on the same days for all MLCX Contracts, regardless of exchange holiday schedules, emergency closures, or other events that could prevent trading in such contracts, although the Index Committee reserves the right to delay the rolling of a particular contract under extraordinary circumstances. If an MLCX Contract is rolled on a day on which the relevant contract is not available for trading, the roll will be effected on the basis of the most recent available settlement price. While these principles will be the primary basis for implementing any future modifications to the MLCX, the Index Committee may choose to only partially apply the principles as it deems necessary in order to address any unforeseen or exceptional circumstances.

Market Sectors

The weight of any given Market Sector in the MLCX is capped at 60% of the overall MLCX. A minimum weight of 3% is applicable to each Market Sector. Although the MLCX is designed to reflect the significance of the underlying commodities in the global economy, each Market Sector maintains these limits in an attempt to manage the risk of excessive concentrations.

The weights of the Market Sectors for 2016 are:

Market Sector	Weight
Energy	60.00%
Grains & Oil Seeds	14.81%
Base Metals	11.76%
Precious Metals	5.29%
Livestock	4.24%
Soft Commodities & Others	3.90%

MLCX Contract	Market Sector	Weight
Brent	Energy	28.12%
Gas Oil	Energy	12.18%
Gasoline (RBOB)	Energy	12.00%
Wheat	Grains & Oil Seeds	5.83%
Copper	Base Metals	5.65%
Crude Oil (WTI)	Energy	5.19%
Corn	Grains & Oil Seeds	5.07%
Gold	Precious Metals	4.68%
Aluminum	Base Metals	3.72%
Live Cattle	Livestock	3.06%
Soybean Meal	Grains & Oil Seeds	2.56%
Natural Gas	Energy	2.51%
Sugar	Soft Commodities & Others	2.47%
Coffee	Soft Commodities & Others	1.43%
Soybean	Grains & Oil Seeds	1.35%
Zinc	Base Metals	1.27%
Lean Hogs	Livestock	1.18%
Nickel	Base Metals	1.12%
Silver	Precious Metals	0.61%

MLCX Oversight

The Index Committee is comprised of at least four members from BofAML Global Research. The Index Committee will discuss any necessary action required in connection with the MLCX, including but not limited to: (i) adjustments relating to the calculation or publication of the MLCX; (ii) determination of the occurrence or continuation of circumstances that have a material impact upon the operation, maintenance, management or performance of the MLCX; and (iii) modification of MLCX methodology. The Index Committee is scheduled to meet at least annually and on additional occasions as may be warranted in the judgment of the Index Committee or upon request by an Index Committee member. The Index Committee may determine, among other things, the inclusion/exclusion of any of the contracts/exchanges in the MLCX, any changes to the composition of the MLCX or in the weights of the MLCX Contracts, and any changes to the calculation procedures applicable to the MLCX. Any general changes in MLCX rules and methodologies are also subject to review by the BofAML Global Research Index Committee.

“BofA Merrill Lynch Commodity index eXtraSM” is our service mark and trademark.

SUPPLEMENTAL PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

One or more of our affiliates, including MLPF&S, may act as our selling agent for any offering of the Notes. The selling agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each selling agent will be a party to a distribution agreement described in the “Supplemental Plan of Distribution (Conflicts of Interest)” beginning on page S-15 of the accompanying prospectus supplement.

Each selling agent will receive an underwriting discount or commission that is a percentage of the aggregate Original Offering Price of the Notes sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable selling agent in order to purchase the Notes.

No selling agent is acting as your fiduciary or advisor solely as a result of the making of any offering of the Notes, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any Notes. You should make your own investment decision regarding the Notes after consulting with your legal, tax, and other advisors.

MLPF&S and any of our other affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in a market-making transaction for any Notes after their initial sale.

U.S. FEDERAL INCOME TAX SUMMARY

The following is a summary of certain U.S. federal income tax considerations that may be relevant to a beneficial owner of a Note that purchases the Note at original issuance and holds the Note as a capital asset and that is a domestic corporation for U.S. federal income tax purposes or is otherwise an accrual method taxpayer subject to U.S. federal income tax on a net income basis in respect of the Note (a “U.S. Holder”). This summary is limited to the matters addressed herein and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect.

This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances or to holders subject to special tax rules, such as partnerships, subchapter S corporations, or other pass-through entities, banks, financial institutions, tax-exempt entities, insurance companies, regulated investment companies, real estate investment trusts, trusts and estates, dealers in securities or currencies, traders in securities that have elected to use the mark-to-market method of accounting for their securities, persons holding the Notes as part of an integrated investment, including a “straddle,” “hedge,” “constructive sale,” or “conversion transaction,” persons whose functional currency for tax purposes is not the U.S. dollar, persons holding the Notes in a tax-deferred or tax-advantaged account, persons other than U.S. Holders, and persons subject to the alternative minimum tax provisions of the Code. This summary assumes that no interest will be paid on the Notes prior to maturity. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws (including the potential impact of several proposed changes in the rules addressing changes in the rules addressing the taxation of derivatives and of commodities positions and the likelihood that any of the foregoing may tax effect).

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Notes, in general, U.S. Holders should expect to accrue on a current basis payments of interest on the Notes in income as ordinary income for U.S. federal income tax purposes. In addition, the IRS could take the view that all or a portion of the Redemption Amount should be included in income on a current basis, in which event that amount would be taxable as ordinary income. Prospective investors should consult their tax advisors regarding the amount, timing and character of any gain or loss on the sale, retirement or other taxable disposition of the Notes.

ANNEX A

FORM OF IRREVOCABLE NOTICE OF REDEMPTION

To:	The Bank of New York Mellon Trust Company, N.A. (the “Trustee”)
N. 2nd Floor
10161 Centurion Parkway
Jacksonville, Florida 32256
Attention: Corporate Trust Department
Telephone: (904) 998-4717
Facsimile: (904) 645-1921

Subject:            Notice of Redemption of Commodity-Linked Notes (the “Notes”)

The undersigned hereby irrevocably requests and instructs BofA Finance LLC to redeem the amount of the Notes set forth below, pursuant to their terms, on [Optional Redemption Date].

CUSIP No.: [    ]

Name of holder: [    ]

Principal amount of Notes to be redeemed: [$        ] (Notes must be redeemed in units of $100,000 and integral multiples of $100,000 in excess of $100,000)

Contact Telephone Number: [    ]

cc:	The Depository Trust Company (the “Depositary”)
55 Water Street
New York, New York 10041

BofA Finance LLC (the “Issuer”)
Bank of America Corporate Center
100 N. Tryon Street
Charlotte, North Carolina 28255
Attention: Corporate Trust

Acknowledgement: I acknowledge that the Notes specified above will not be redeemed unless all of the requirements specified in the Product Supplement CLN-1 dated December 19, 2016, the Series A Prospectus Supplement dated November 4, 2016, the Prospectus dated November 4, 2016, and the relevant Term Sheet relating to the Notes are satisfied.

A-1